    As filed with the Securities and Exchange Commission on October 10, 1996
                                                  Registration No. 333-11015

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                 --------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                 AMPLIDYNE, INC.
                 (Name of small business issuer in its charter)

        Delaware                       3679                     22-3440510
------------------------   ----------------------------     -------------------
 (State or other juris-    (Primary Standard Industrial      (I.R.S. Employer
diction of organization)     Classification Code No.)       Identification No.)

                                144 Belmont Drive
                           Somerset, New Jersey 08873
                                 (908) 271-8473
                          (Address and telephone number
         of principal executive offices and principal place of business)

                                Devendar S. Bains
                             Chief Executive Officer
                                144 Belmont Drive
                           Somerset, New Jersey 08873
                                 (908) 271-8473
            (Name, address and telephone number of agent for service)

                                   Copies to:
      Stuart Neuhauser, Esq.                        Gerald A. Kaufman, Esq.
      Bernstein & Wasserman, LLP                    33 Walt Whitman Road
      950 Third Avenue                              Suite 233
      New York, NY  10022                           Huntington Station, NY 11746
      (212) 826-0730                                (516) 271-2055
      (212) 371-4730 (Fax)                          (516) 271-2488(Fax)

      Approximate date of proposed sale to the public: As soon as reasonably practicable after the effective date of this Registration Statement.


      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act
of 1933, check the following box: |X|                       (continued overleaf)

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================================================================================
 Title of Each                         Proposed            Proposed
   Class of                            Maximum             Maximum
Securities to be     Amount to be   Offering Price    Aggregate Offering        Amount of
  Registered         Registered(1)  per Security(2)         Price           Registration Fee
============================================================================================
Common Stock,         1,380,000        $ 5.00            $ 6,900,000           $2,379.12
$.0001 par value
per Share(3)
--------------------------------------------------------------------------------------------
Warrants to           1,380,000        $ 0.10            $   138,000           $   47.58
purchase Common
Stock (3)
--------------------------------------------------------------------------------------------
Common Stock          1,380,000        $ 6.00            $ 8,280,000           $2,854.94
issuable upon
exercise of
Warrants
--------------------------------------------------------------------------------------------
Representative's        120,000        $  .001           $       120           $     .04
Purchase
Option(4)
--------------------------------------------------------------------------------------------
Common Stock            120,000        $ 6.00            $   720,000           $  248.26
underlying
Representative's
Purchase

Option(4)
--------------------------------------------------------------------------------------------
Warrants                120,000        $ 0.12            $    14,400           $    4.97
underlying
Representative's
Purchase Option
--------------------------------------------------------------------------------------------
Common Stock            120,000        $ 6.00            $   720,000           $  248.26
issuable upon
exercise of
Warrants
underlying
Representative's
Purchase Option
--------------------------------------------------------------------------------------------
Common Stock            550,000        $ 5.00            $ 2,750,000           $  948.20
underlying
Options Offered
by Selling
Securityholders(5)
--------------------------------------------------------------------------------------------

Total Registration                                       $19,522,520           $6,731.37(6)
and Fee

============================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the "Act"), this Registration Statement covers such additional indeterminate number of shares of Common Stock as may be issued by reason of adjustments in the number of shares of Common Stock pursuant to anti-dilution provisions contained in the Warrant Agreement governing the Warrants and Representative's Purchase Option (defined below). Because such additional shares of Common Stock will, if issued, be issued for no additional consideration, no registration fee is required.

(2) Estimated solely for purposes of calculating registration fee. It is anticipated that the initial public offering prices of the Common Stock and Warrants will be $5.00 per share and $.10 per Warrant.
      The exercise price of the Warrants will be $6.00.

(3) Includes 180,000 shares of Common Stock and 180,000 Warrants subject to the Underwriters' over-allotment option (the "Over-Allotment Option").

(4) The Representative's Purchase Option entitles the Representative to purchase up to 120,000 shares of Common Stock at 120% of the public offering price per share of Common Stock and 120,000 Warrants at 120% of the public offering price per Warrant (the Representative's Purchase Option").

(5)   Common Stock underlying options owned by stockholders of the Company.



(6)   Previously paid.


      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               Explanatory Note


      This registration statement covers the primary underwritten offering ("Offering") of shares of Common Stock, par value $.0001 ("Common Stock") and Redeemable Common Stock Purchase Warrants ("Warrants") of Amplidyne, Inc. (the "Company"), and the concurrent offering of securities by certain selling securityholders ("Selling Securityholders"). The primary prospectus ("Company Prospectus"), covers the 1,380,000 shares of Common Stock and 1,380,000 Warrants being offered by the Company. An alternate prospectus ("Selling Securityholders Prospectus"), will be used by the Selling Securityholders in connection with an offering by them for their accounts of up to 550,000 shares of Common Stock underlying certain options ("Selling Securityholders Options"). The Selling Securityholders Prospectus is identical to the Company Prospectus, except for: alternative cover and back pages (to be substituted for the cover and back pages of the Company Prospectus), and the sections entitled "Selling Securityholders" and "Plan of Distribution" (to be inserted in lieu of the section entitled "Underwriting" in the Company Prospectus) all which substitute sections follow the Company Prospectus. All references contained in the Selling Securityholders Prospectus to "the Offering" or "this Offering" shall refer to the Company's Offering as referenced in the Company Prospectus.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 10, 1996


PROSPECTUS


                                AMPLIDYNE, INC.


                       1,200,000 Shares of Common Stock
              1,200,000 Redeemable Common Stock Purchase Warrants

                                 --------------

      Amplidyne, Inc., a Delaware corporation (the "Company" or "Amplidyne"), is hereby offering ("Offering") 1,200,000 shares of common stock, par value $.0001 per share ("Common Stock" or "Shares") and 1,200,000 Redeemable Common Stock Purchase Warrants ("Warrants" , collectively with the Common Stock, the "Securities"). The Securities may be purchased in the Offering only together, on the basis of one Share and one Warrant. Each Warrant entitles the holder to purchase one (1) Share for $6.00 during the four (4) year period commencing one
(1) year from the date of this Prospectus. Commencing one (1) year from the date of this Prospectus , the Company may redeem the Warrants at a price of $.01 per Warrant, at any time upon not less than 30 days prior written notice if the average closing price or bid price of the Common Stock as reported by the principal exchange on which the Common Stock is traded, the Nasdaq SmallCap Market or the National Quotation Bureau, Incorporated, as the case may be, equals or exceeds $9.00 per Share for any twenty (20) consecutive trading days ending within five (5) days prior to the date on which notice of redemption is given. See "Description of Securities."

      Prior to this Offering, there has been no public market for the Securities and there can be no assurance that any such market will develop. It is currently anticipated that the initial public offering price per share will be $5.00 and that the initial offering price per Warrant will be $0.10. For information regarding the factors considered in determining the initial public offering prices of the Securities and the exercise price of the Warrants, see "Underwriting." The Company has applied to have the Common Stock and Warrants approved for quotation on the Nasdaq SmallCap Market under the symbols "AMPD" and "AMPDW", respectively, although there can be no assurances that an active trading market will develop even if the Securities are accepted for quotation or that the Company will maintain certain minimum criteria established by Nasdaq for continued quotation.

      The registration statement of which this prospectus forms a part also relates to the resale of 550,000 shares of Common Stock underlying options ("Selling Securityholder Options") exercisable at $2.50 per share which were issued to certain persons ("Selling Securityholders") in connection with the Company's Bridge Financings in January 1996 and April 1996 (sometimes collectively referred to as "Bridge Financing"). See "Selling Securityholders." The Underwriters are not offering any of the 550,000 Shares in this Offering and the Company will not receive any of the proceeds derived from the resale of the securities by the Selling Securityholders. The Selling Securityholders have agreed not to sell their securities until twelve months from the date of this Prospectus without the sole consent of Patterson Travis, Inc., as representative ("Representative") of the several underwriters of this Offering ("Underwriters"). Such consent may not be given for a period of six months from the date of this Prospectus.

                                 --------------

      AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK

FACTORS" WHICH BEGIN ON PAGE ___ AND " DILUTION."

                                 --------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                      Price                                      Proceeds
                        To           Underwriting Discounts         To
                      Public         And Commissions (1)         Company (2)
--------------------------------------------------------------------------------
Per Share........     $5.00            $  .50                    $4.50
--------------------------------------------------------------------------------
Per Warrant......     $ .10            $  .01                    $ .09
--------------------------------------------------------------------------------
Total (3)........     $6,120,000       $612,000                  $5,508,000
--------------------------------------------------------------------------------

----------
(1) Does not reflect additional compensation to be received by the Representative in the form of: (i) a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering in the amount of $183,600 ($211,140 if the Over-Allotment Option (defined below) is exercised in full), and (ii) an option to purchase 120,000 shares of Common Stock at $6.00 per Share and 120,000 Warrants at $.12 per Warrant (the "Representative's Purchase Option"). The Company and the

      Representative have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company (including the Representative's non-accountable expense allowance) estimated at $483,600 ($511,140 if the Over-Allotment Option is exercised in full).

(3) The Company has granted the Underwriters an option exercisable within 30 days of the date of this Prospectus ("Over-Allotment Option") to purchase up to 180,000 additional Shares and 180,000 Warrants on the same terms as set forth above solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $7,038,000, $703,800, and $6,334,200, respectively. See "Underwriting."

      The Securities are being offered hereby by the Underwriters on a "firm commitment" basis, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part, to the approval of certain legal matters by counsel and to certain other conditions. It is expected that the delivery of the certificates representing the Securities will be made against payment therefor at the offices of the Representative on or about _______ __, 1996.

                            PATTERSON TRAVIS, INC.

               The date of this Prospectus is ___________, 1996

      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ SMALLCAP MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



             SPECIAL STANDARDS FOR SECURITIES SOLD IN CALIFORNIA



      EACH CALIFORNIA INVESTOR, AND EACH TRANSFEREE THEREOF WHO ALSO IS A CALIFORNIA INVESTOR, MUST HAVE AN ANNUAL GROSS INCOME OF AT LEAST $65,000 AND A NET WORTH, EXCLUSIVE OF HOME, FURNISHINGS AND AUTOMOBILES, OF AT LEAST $250,000, OR IN THE ALTERNATIVE, A NET WORTH, EXCLUSIVE OF HOME, FURNISHINGS AND AUTOMOBILES, OF AT LEAST $500,000. IN ADDITION, AN INVESTOR'S TOTAL PURCHASE MAY NOT EXCEED 10% OF SUCH INVESTOR'S NET WORTH.

                              PROSPECTUS SUMMARY


      The following is a summary of certain information (including financial statements and notes thereto) contained in this Prospectus and is qualified in its entirety by the more detailed information appearing elsewhere herein. In addition, unless otherwise indicated to the contrary, the information appearing herein does not give effect to (a) the exercise of the Over-Allotment Option, the Representative's Purchase Option, Selling Securityholders Options or the Warrants offered hereby, (b) 350,000 Shares reserved for issuance upon exercise of warrants exercisable at $2.50 per share ("701 Warrants"), (c) 187,500 shares of Common Stock reserved for issuance upon exercise of warrants exercisable at $2.50 per share ("Bridge Warrants"), (d)1,267,000 Shares reserved for issuance upon the exercise of options exercisable at $4.00 per Share ("Employee Options") granted pursuant to the Company's 1996 Incentive Option Plan ("Incentive Option Plan"), (e) 233,000 Shares reserved for issuance upon the exercise of options which may be granted pursuant to the Incentive Option Plan, and (f) 30,000 Shares reserved for issuance upon the exercise of options exercisable at $1.00 per Share ("Key Employee Options") . See "Description of Securities","Underwriting" and "Certain Transactions." See "Glossary of Terms" for the definition of certain terms used in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.


                                  The Company

      Amplidyne designs, manufactures and sells ultra linear power amplifiers and related subsystems to the worldwide wireless, local loop and satellite uplink telecommunications market. These power amplifiers, which are a key component in cellular base stations, increase the power of radio frequency ("RF") and microwave signals with low distortion, enabling the user to significantly increase the quality and quantity of calls processed by new and existing cellular base stations. The Company's wireless telecommunications products consist of solid-state, RF and microwave, single and multi-carrier power amplifiers that support a broad range of analog and digital transmission protocols. The products are marketed to the cellular, wireless local loop and personal communication systems ("PCS") segments of the wireless telecommunications industry. The Company's largest wireless telecommunications customers are AT&T, DSC Communications, Samsung and Goldstar, each of which is an OEM.


      Amplidyne has several products with a patent application pending (for which a notice of allowance has been issued by the United States Patent and Trademark Office) for Pre-Distortion and Pre-Distortion Linearization which, the

Company believes, is more effective in reducing distortion than other currently available technology. In addition to its presence in the wireless telecommunications industry, the Company designs and manufactures products for uplink satellite communications and for audio and TV transmission links.


      In addition to the Company's product line of single channel power amplifiers which are currently utilized by the wireless communications industry, the Company has developed a Multicarrier Linear Power Amplifier ("MCLPA"). MCLPA combines the performance capabilities of up to 25 single carrier amplifiers into one unit, eliminating the need for numerous single carrier amplifiers and the corresponding unnecessary space occupied by the cavity filters encasing the amplifiers. Management believes that with its (i) proprietary technology (which effectively reduces distortion), (ii) technological expertise and (iii) established product line consisting of ultra linear single channel power amplifiers, the Company can achieve similar performance with its MCLPAs. The Company's MCLPAs utilizes the Company's patent pending predistortion and proprietary feed forward technology which amplifies many channels with minimal distortion at the same time with one product.


      The market for wireless communication services has grown substantially during the past decade. Cellular service has been one of the fastest growing segments of the wireless telecommunications market. The worldwide wireless revolution exploded in 1994, adding 24 million new subscribers bringing the total global subscriber count in 1995 to approximately 55 million, a growth rate of more than 70%. However, this represents a worldwide penetration of only 1.35%. Industry officials project a worldwide market penetration of 8% going into the next century, a 50% compounded annual growth rate ("CAGR"). The growth in cellular communications has required, and will continue to require, substantial investment by cellular service providers in wireless infrastructure equipment.


      In addition to cellular system operators' need for base station equipment, in many developing countries, where access to the public switch telephone network ("PSTN") by the general population is significantly less than in developed countries, the Company believes that wireless telecommunications systems are the most economic means to provide basic telephone service. The expense, difficulty and time requirements of building and maintaining a cellular network is generally less than the cost of building and maintaining a comparable wireline network. Thus, in many less developed countries, wireless service may provide the primary service platform for both mobile and fixed telecommunications applications.

      The Company's business strategy focuses primarily on the wireless communication market and consists of the following elements:

      Increase Penetration of Wireless Equipment Manufacturers. Since 1991, the

Company has positioned itself as a supplier of amplifier products to large wireless telecommunications OEMs, such as AT&T, DSC Communications, Samsung and Goldstar. Amplidyne seeks to capitalize on its existing customer relationships and become a more significant source of its customers' amplifiers by working closely with OEM customers to offer innovative solutions to technical requirements and problems.

      Develop Relationships with Emerging Wireless Equipment Manufacturers. The Company anticipates that emerging wireless equipment manufacturers will make an increasingly significant contribution to the growth of the wireless telecommunications industry. Management believes that its MCLPAs will assist these equipment manufacturers in providing high capacity, low distortion low cost per channel products and has already begun to sell amplifiers to several emerging wireless equipment manufacturers.

      Develop Products for Multiple Protocols. The Company intends to continue to invest resources in the research and development of new products for various protocols. Amplidyne is continuing to develop products that incorporate protocols which it believes will address the needs of established and emerging wireless systems.

      Maintain a Technology Leadership Position. The Company, with its innovative products, has been addressing the needs of its customers for products that solve significant technical problems. The Company believes its interference cancellation technologies are among the most advanced that are commercially available in the industry, both in performance and diversity of methodology. The Company intends to continue to invest substantial resources in research and development associated with its interference cancellation technologies. See "Technology".

      The Company believes that its products, particularly the ultra linear MCLPAs have several features which differentiate them from those of its competitors, such as:

      The Predistortion Solution. Utilizing its proprietary technology the Company can obtain significant distortion reduction in its core amplifiers. This enables the predistorted amplifier to have feed forward correction (See "Business-Technology") applied to it to achieve distortion cancellation. The Company believes that its competitors are only able to obtain this level of distortion cancellation by use of complex and component intensive "Dual Feed Forward Loops" resulting in the use of more components within the amplifier unit.

      Superior Distortion and Spurious Cancellation Resulting in Ultra Linear High Power Amplifiers. The Company believes the use of MCLPAs is critical in the implementation of new cellular systems and upgrade of older analog systems. Amplidyne has developed proprietary interference cancellation technology using multiple methods to achieve high suppression of spurious output and distortion typically associated with higher power amplifiers.


      High Quality and Reliability. Amplidyne believes that it has consistently provided high quality, reliable products to its customers. Management believes that its reputation for quality and reliability will enable Amplidyne to attract new customers and maintain existing customers for all its products.


      Linearity, Low Distortion and High Amplification. Wireless service providers' ability to manage scarce spectrum resources more effectively and accommodate a larger number of subscribers is largely dependent on their ability to broadcast signals with high linearity, which pertains to the ability of a component to amplify a wave form without altering its characteristics in undesirable ways. The Company has several products with a patent pending (for which a notice of allowance has been issued by the United States Patent and Trademark Office) which it believes gives it a significant advantage over its competitors. These features for Pre-distortion and Pre-Distortion Linearization designs significantly reduces distortion below that which is currently available in the marketplace.


      Multicarrier Designs. Multicarrier amplification, in which all channels are amplified together by a MCLPA, rather than each channel using a separate amplifier, allows for instantaneous electronic channel allocation. By virtue of the Company's very high linearity products which incorporates pre-distortion and feed forward technology achieving, in management's belief, the lowest distortion in the industry, the MCLPA amplified signal remains within their prescribed band and spectrum with low interference of adjacent channels thus providing flexibility to accommodate any frequency plan. Management believes that its leading technology in MCLPAs will enable Amplidyne to attract new customers.

      The Company was incorporated on December 14, 1995 pursuant to the laws of the State of Delaware as the successor to Amplidyne, Inc., a New Jersey corporation ("Amplidyne-NJ"), which was incorporated in October 1988. The Company was organized to effectuate a reincorporation of Amplidyne-NJ with and into the Company on December 22, 1995. The Company maintains its executive offices at 144 Belmont Drive, Somerset, New Jersey 08873 and its telephone number is (908) 271-8473.

                                 The Offering

Securities Offered by the              1,200,000 shares of Common Stock, and
   Company (1)...................      1,200,000 Warrants which may be
                                       purchased only together on the basis of
                                       one share of Common Stock and one
                                       Warrant. Each Warrant entitles the
                                       registered holder thereof to purchase,

                                       at any time during the four (4) year
                                       period commencing one (1) year from the
                                       date of this Prospectus, one share of
                                       Common Stock at a price of $6.00 per
                                       share. At any time after one (1) year
                                       from the date of this Prospectus, the
                                       Company may redeem the Warrants at a
                                       price of $.01 per Warrant on 30 days
                                       prior written notice if the average
                                       closing price or bid price of the Common
                                       Stock as reported by the principal
                                       exchange on which the Common Stock is
                                       traded, the Nasdaq SmallCap Market or
                                       the National Quotation Bureau,
                                       Incorporated, as the case may be, equals or exceeds $9.00 per Share for any twenty (20) consecutive trading days ending within five (5) days prior to the date on which notice of redemption is given. See "Description of Securities."

Securities Outstanding
   Prior to the Offering.........      2,850,000 shares

Securities Outstanding
   Subsequent to the Offering....      4,050,000 Shares
                                       1,200,000 Warrants

Use of Proceeds..................      Purchase of test equipment, research and
                                       development, the purchase of
                                       manufacturing machinery, the repayment
                                       of indebtedness, and for working capital purposes. See "Use of Proceeds."

Risk Factors.....................      The Common Stock offered hereby involves
                                       a high degree of risk and immediate and
                                       substantial dilution. See "Risk Factors" and "Dilution."

Proposed Nasdaq SmallCap
 Market Symbols..................      Shares - AMPD; Warrants - AMPDW

----------

(1) Concurrently with this Offering, the Company is registering the resale of the 550,000 shares of Common Stock underlying the Selling Securityholder Options, which may not be sold until twelve (12) months from the date of this Prospectus without the sole consent of the Representative. Such consent may not be given for a period of six months from the date of this Prospectus. See "Selling Securityholders."

                          Summary Financial Information

                      (in thousands except per share data)


         The following table sets forth certain summary information concerning the Company and is qualified by reference to the financial statements and notes thereto included elsewhere in this Prospectus. The results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

Statement of Operations Data:

                           Year ended December 31     Six Months ended June 30,
                           ----------------------     -------------------------
                             1994          1995          1995          1996
                             ----          ----          ----          ----

Net sales                  $ 3,575       $ 1,810       $ 1,049       $ 1,272
Cost of goods sold           2,713         1,756           893         1,106
Gross profit                   862            54           156           166
Selling, general and
  administrative               722           527           298           529
Research, engineering
  and development              333           372            85           531
                           -------       -------       -------       -------
Operating Loss                (193)         (845)         (227)         (894)
Stock compensation and
  financing costs                          1,180                       1,383


Net loss                   $  (178)      $(2,025)      $  (227)      $(2,277)
                           =======       =======       =======       =======



Net loss per share         $  (.05)      $  (.64)      $  (.07)      $  (.71)
                           =======       =======       =======       =======

Shares outstanding(1)        3,188         3,188         3,188         3,188

Balance Sheet Data:
                             December 31, 1995   June 30, 1996   June  30, 1996
                             -----------------   -------------   --------------
                                                                 As Adjusted (2)
                                                                 ---------------
Working capital (deficit)        $  (578)          $  (760)          $4,264
Total assets                         722             1,485            5,380
Total liabilities                  1,276             2,238            1,109
Stockholders' equity
  (deficit)                         (554)             (753)           4,271


(1) All shares, warrants and options issued or granted within the past twelve months from the most current period presented are considered to be outstanding for all periods presented.

(2) Adjusted for the sale of 1,200,000 shares of Common Stock at an assumed offering price of $5.00 per share and 1,200,000 Warrants at an offering price of $ 0.10 per Warrant and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                 RISK FACTORS

      An investment in the securities offered hereby is speculative and involves a high degree of risk. Prospective purchasers, prior to making an investment, should carefully consider the following risks as well as other information set forth elsewhere in this Prospectus.


      Recent History of Losses; Working Capital Deficit; Stockholder Deficit. The Company incurred a net loss of $2,025,000 in the year ended December 31, 1995 and a net loss of $2,277,000 for the six months ended June 30, 1996, although a substantial portion of the net loss for the year ended December 31, 1995 and the six months ended June 30, 1996 is due to a nonoperating charge to earnings and research, engineering and development costs. The Company expects that losses will increase and continue until such time, if ever, as the Company can manufacture and market a new line of multicarrier linear power amplifiers (sometimes referred to as "MCLPA"). In addition, the Company had a working capital deficit of $578,000 and $760,000 at December 31, 1995 and June 30, 1996, respectively, and a stockholders deficit of $554,000 and $753,000 at December 31, 1995 and June 30, 1996, respectively. In addition, the Company had an accumulated deficit of $1,739,126 at December 31, 1995 and $4,016,855 at June 30, 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."


      Uncertainty of Future Revenues; Limited Experience in the Multicarrier Linear Power Amplifier Business; Uncertainty of Market Acceptance. Revenues for the first six months of 1996 increased 21% compared to the first six months of 1995 and revenues for the year ended December 31, 1995 decreased 49% compared to the year ended December 31, 1994. The Company believes that the decrease was due primarily to the Company's shift in product emphasis from single power amplifiers to MCLPAs . The Company anticipates that a substantial portion of the Company's future revenues will be derived from sale of its new MCLPAs. Even though the Company has substantial experience in the commercial cellular amplifier business, having been involved in the business since 1989, the MCLPA is a relatively recent development in the marketplace and the Company has focused on the business only since early 1995. As a result, the Company is subject to all of the risks associated with a new business enterprise, including without limitation, failed product development efforts, the lack of market acceptance and duplication of the Company's proprietary technology. The Company has sold prototypes of its MCLPAs and believes that it will commence production orders in the fourth quarter of 1996, although no assurances can be made that the Company will be successful in these endeavors. Market acceptance of the Company's MCLPAs will depend in large part upon the public demand for power amplifiers in general and the Company's ability to demonstrate its MCLPAs advantages, including its performance features and cost-effectiveness. There can be no assurance that the MCLPAs will be accepted by the market, and if so accepted, whether it will result in increased revenues for the Company in the future. See "Business-Products."

      Possible Need For Additional Financing. The Company believes that the proceeds of this Offering together with cash flow from operations will be adequate to fund its operations for at least twelve months following this Offering. There can be no assurance, however, that the Company will not require additional financing prior to or after such time. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate its research, engineering and development or manufacturing programs or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its technologies or potential products or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

      Reliance upon Growth of Wireless Telecommunications Services. Demand for the Company's products will depend in large part upon continued and growing demand within the wireless telecommunications industry for power amplifiers. Although demand for power amplifiers has grown in recent years, there can be no assurance that the quantity and variety of wireless telecommunications services will continue to grow, or that such services will create a demand for the Company's products. See "Business - Industry."


      Need to Implement Automated Manufacturing Processes; Dependence on Contract Manufacturers; Limited Number of Suppliers. The Company is in the process of establishing a fully automated manufacturing facility so that it can manufacture its products. The Company believes that such manufacturing facility will be completed in the second quarter of 1997, although no assurances can be made that the Company will be successful in these endeavors. The Company has allocated $600,000 from the proceeds of this Offering towards the establishment of such facility. See "Use of Proceeds." Until the manufacturing facilities are completed, the Company expects to be dependent on contract manufacturing. There can be no assurance that the Company's contract manufacturers will be able to fulfill the Company's production commitments. There are no written agreements with such contract manufacturers. Any inability to obtain timely deliveries of finished assemblies of acceptable quality could delay the Company's ability to deliver its products to its customers, which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in the event that production costs for the Company's contract manufacturers increase, the Company may suffer losses due to an inability to recover such cost increases under its fixed price commitments with its original equipment manufacturer ("OEM") customers. See "Business - Manufacturing."



       Power transistors and certain other key components used in the Company's products are currently available from only a limited number of sources. Certain of the Company's limited source suppliers have limited operating histories and limited financial and other resources and, therefore, they may prove to be unreliable sources of supply. The Company's principal suppliers of components are NEC, Ericcson, Mini Circuits and Penny Technologies. The Company has no written agreements with such suppliers. Further, the Company has generally not previously purchased key components in large volume. If the Company were unable to obtain sufficient quantities of components, particularly power transistors, delays or reductions in product shipments could occur which would have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, delays in filling orders may have a material adverse effect on the Company's relationships with its OEM customers, which may result in the termination of material orders from its OEM customers and/or cause a permanent loss of future sales. See "Business Manufacturing."


      Reliance on a Small Number of Customers; Possible Fluctuations in Operating Results. In 1994, approximately 66% of net revenues were derived from sales to one customer (AT&T). In 1995, approximately 61% of net revenues were derived from four customers (Allen Telecom - 18%; Kentrox Industries - 17%; DSC Communications - 15%; and AT&T - 11%). For the period ended June 30, 1996, approximately 33% of net revenues were derived from sales to one customer (DSC Communications). The Company anticipates that sales of its products to relatively few customers (wireless telecommunications

OEMs) will account for a majority of the Company's revenues in 1996. The reduction, delay or cancellation of orders from one or more significant customers would materially and adversely affect the Company's financial condition and results of operation. Moreover, as a result of the uncertainty of such sales, the Company may in the future experience significant fluctuations in net sales, gross margins and operating results. See "Business - Markets."

      Limited Marketing Experience. The Company will be required to develop a marketing and sales network that will effectively demonstrate the advantages of its products over competing products. The Company's marketing experience with its new products is limited as the Company has only sold prototypes of MCLPAs (a product which the Company believes will represent a majority of its future revenues). The Company is engaged actively in expanding its in-house marketing forces. There can be no assurance that the Company will be successful in its marketing efforts or that it will be able to establish sales and distribution capabilities. See "Business - Customers, Sales and Marketing."


      Substantial Portion of Proceeds To Satisfy Indebtedness, Including Indebtedness Owed to Executive Officer and Director. Approximately 29% of the net proceeds of the Offering will be used to repay indebtedness, including approximately 7% to repay the Company's President for loans extended by him to the Company. See "Use of Proceeds."



      Broad Discretion in Application of Proceeds. Approximately 1,929,400 or 38% of the net proceeds of this Offering, have been allocated to working capital of the Company, which funds will be utilized for general corporate purposes. The allocation of proceeds described in "Use of Proceeds" represents the Company's best estimate of its allocation based upon the current state of its business, operations and plans, current business conditions and the Company's evaluation of its industry. Future events, including problems, delays, expenses and complications which may be encountered, changes in economic or competitive conditions and the results of the Company's sales and marketing activities may make shifts in the allocation of funds necessary or desirable. Management of the Company will have broad discretion in the application of such proceeds. See "Use of Proceeds."



      Control by Management; Compensation and Audit Committees. Upon completion of this Offering, officers and directors and persons who may be deemed affiliates will beneficially own, in the aggregate, and will have the right to vote approximately 79% of the then issued and outstanding Common Stock of the Company (approximately 56% if the Over-Allotment Option is exercised in full). The Chairman and Chief Executive Officer of the Company will own approximately 49% of the issued and outstanding Common Stock after the Offering. Accordingly, such holders will be in a position to elect all of the directors and thereby control the Company. See "Principal Stockholders".



      Currently, the Board of Directors consist of three members, two of which (Devendar S. Bains and Tarlochan Bains) are insiders and principal stockholders. In addition, such individuals comprise a majority of the Compensation Committee and Audit Committee. Accordingly, such individuals will be in a position to control the actions and decisions of the Board of Directors and such committees. See "Management."



      No Prior Public Market; Potential Limited Trading Market; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the Securities and there can be no assurance that an active trading market in the Company's Securities will develop or be maintained. In the absence of such a market, an investor may find it more difficult to sell the Securities offered hereby. The initial public offering price of the Common Stock and Warrants and the exercise price of the Warrants were determined by negotiation between the Company and the Representative, and may not be indicative of the market price for such securities in the future, and does not necessarily bear any relationship to the Company's assets, book value, net worth or results of operations of the Company or any other established criteria of value. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of the Securities is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of technological innovations by the Company or its competitors, general conditions in the wireless communications industry and other factors. These fluctuations, as well as general economic and market conditions, may have a material adverse effect on the market price of the Company's Securities. See "Underwriting - Determination of Public Offering Price," "Description of Securities" and "Financial Statements."



      Dilution. This Offering involves immediate substantial dilution to investors of $3.95 per share (or approximately 79% of the assumed per-Share Offering price of $5.00), representing the difference between the pro forma net tangible book value per Share immediately after the completion of this Offering and the Offering price per Share. See "Dilution".


      No Assurance of Successful Expansion of Operations. Recently, the Company has substantially increased the scale of its operations significantly increasing its operating expenses. The Company anticipates that its operating expenses will continue to increase significantly after the Offering as a result of expansion of its operations in anticipation of the full scale production of its MCLPAs and to meet customers' orders. If the Company's net sales do not correspondingly increase or the Company does not adequately manage the growth of its operations, the Company's results of operations will be materially adversely affected. See "Business - Company Strategy."


      Declining Average Sales Prices. If wireless telecommunications OEMs come under increasing price pressure from cellular and PCS service providers, the Company could expect to experience downward pricing pressure on its products. In addition, competition among non-captive amplifier suppliers could increase the downward pricing pressure on the Company's products. To date, such pressure has not been experienced. As these manufacturers frequently negotiate supply arrangements far in advance of delivery dates, the Company often must commit to price reductions for its products before it is aware of how, or if, cost reductions can be obtained. If the Company is unable to achieve cost reductions, the Company's gross margins will decline, which will have a material adverse effect on the Company's business, financial condition and results of operations.



      Rapid Technological Change and Intense Competition. The wireless telecommunications equipment industry is extremely competitive and is characterized by rapid technological change, new product development, product obsolescence and evolving industry standards. In addition, price competition in this market is intense and characterized by significant price erosion over the life of a product. Currently, the Company competes primarily with non-captive suppliers of power amplification products. The Company believes that its competition, and ultimately the success of the Company, will be based primarily upon service, pricing, reputation, and the ability to meet delivery schedules of its customers. The Company's existing and potential OEM customers continuously evaluate whether to manufacture their own amplification products or to purchase such products from outside sources. These customers and other large manufacturers of wireless telecommunications infrastructure equipment could elect to enter the market and compete directly with the Company. Many of the Company's competitors have significantly greater financial, technical, manufacturing, sales and marketing capabilities and research and development personnel and other resources than the Company and have achieved greater name recognition of their existing products and technologies. In order for the Company to successfully compete it must continue to develop new products, keep pace with advancing technologies and competitive innovations and successfully market its products to OEM customers that will incorporate the Company's products into their systems. There can be no assurance that the Company will be able to compete successfully. See "Business - Competition."

      In addition, there can be no assurance that new products or alternative amplifier technology will not be developed that render the Company's current or planned products obsolete or inferior. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products.

      Risks Associated with Sales Outside of the United States. International sales represented approximately 8%, 30%, and 58% of the Company's net revenues for the years ended December 31, 1994 and 1995 and for the six months ended June 30, 1996, respectively. The Company expects that international sales will continue to account for a significant portion of its net revenues in the future. To the extent that the Company does not achieve and maintain substantial international sales, the Company's business, results of operations and financial condition could be materially and adversely affected. There can be no assurance that the Company will be able to maintain or increase its current level of international sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

      Sales of the Company's products outside of the United States are denominated in US dollars. An increase in the value of the U.S. dollar relative to foreign currencies would make the Company's products more expensive and, therefore, potentially less competitive outside the United Sates. Additional risks inherent in the Company's sales abroad include the impact of recessionary environments in economies outside the United States, generally longer receivables collection periods, unexpected changes in regulatory requirements, tariffs and other trade barriers, potentially adverse tax consequences, restrictions on the repatriation of earnings, reduced protection for intellectual property rights in some countries, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have an adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

      Dependence Upon Management and Technical Personnel. The success of the Company is highly dependent upon the continued services of Devendar Bains, the Company's President and Chief Executive Officer. The Company has entered into a five year employment agreement with Mr. Bains which terminates April 30, 2001 and contains a covenant not to compete against the Company for a two year period following termination of employment. The Company is in the process of obtaining key man insurance on the life of Mr. Bains in the amount of $1,000,000. There can be no assurances that the Company will be able to replace Mr. Bains in the event his services become unavailable or that the proceeds of such insurance would be adequate to compensate the Company for the loss of his services. See "Management."

      Due to the specialized nature of the Company's business, the Company is highly dependent on the continued service of, and on its ability to attract and retain, qualified technical and marketing personnel, particularly highly skilled radio-frequency ("RF") and microwave design engineers involved in the development of new products and processes and test technicians involved in the manufacture and enhancement of existing products. In addition, as part of the Company's team-based sales approach, the Company dedicates specific design engineers to service the requirements of individual customers. The loss of any such engineer could adversely affect the Company's ability to obtain future purchase orders from the customers to which such engineer is dedicated. The Company has employment or non-competition agreements with most of its current design engineers or test technicians. The competition for such personnel is intense, and the loss of any such persons, as well as the failure to recruit additional key technical personnel in a timely manner, would have a material adverse effect on the Company's business, financial condition and results of operations.


      Proprietary Technology; Risk of Third Party Claims of Infringement. The Company's ability to compete successfully and achieve future revenue growth will depend, in part, on its ability to protect its proprietary technology and operate without infringing upon the rights of others. Although there are no pending lawsuits against the Company regarding its technology or notices that the Company is infringing upon intellectual property rights of others, there can be no assurance that litigation or infringement claims will not occur in the future. Such litigation or claims could result in substantial costs, and diversion of resources and could have a material adverse effect on the Company's business, financial condition, and results of operations. The Company generally enters into confidentiality and non-disclosure agreements with its employees and limits access to and distribution of its proprietary information. However, there can be no assurance that such measures will provide adequate protection for the Company's trade secrets or other proprietary information, or that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors. The failure of the Company to protect its proprietary technology could have a material adverse effect on its business, financial condition and results of operations.


      Presently, the Company has a patent application pending (No. 081508,163) with respect to its Pre-Distortion and Pre-Distortion Linearzation technology used in its products (for which a notice of allowance has been issued by the United States Patent and Trademark Office. Such proprietary technology, the Company believes, is more effective in reducing distortion than other currently available technology. No assurance can be made that the Company's patent application will be fully granted or, if granted, will protect the Company's technology. The Company believes that the success of its amplifier business, however, depends more on its specifications, computer-aided engineering design, modeling tools, technical processes and employee expertise than on patent protection.




      No Dividends. The Company has not paid any dividends on its Common Stock since its inception and does not intend to pay dividends on its Common Stock in the foreseeable future. Any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company.
See "Dividend Policy."


      Governmental Regulations and Environmental Regulations. The Company's customers must obtain regulatory approval to operate their base stations. The United States Federal Communications

Commission ("FCC") recently adopted new regulations that impose more stringent RF and microwave emissions standards on the telecommunications industry. There can be no assurance that the Company's customers will comply with such regulations which could materially adversely affect the Company's business, financial condition and results of operations. The Company manufactures its products according to specifications provided by its customers, which specifications are given to comply with applicable regulations. The Company does not believe that costs involved with manufacturing to meet specifications will have a material impact on its operations. There can be no assurances that the adoption of future regulations would not have a material adverse affect on the Company's business. See "Business Governmental Regulations."



      The Company is subject to Federal, state and local governmental regulations relating to the storage, discharge, handling, emissions, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the Company's products. The Company believes that it is currently in compliance in all material respects with such regulations. Failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its manufacturing process, cessation of operations or other actions which could materially and adversely affect the Company's business, financial condition and results of operations. See "Business - Environmental Regulations."


      Nasdaq Listing and Continued Listing Requirements. Under prevailing rules of the National Association of Securities Dealers, Inc ("NASD"), in order to qualify for initial quotation of securities on The Nasdaq Small Cap Market, a company, among other things, must have at least $4,000,000 in total assets, $2,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $3.00 per share. Although the Company may upon the completion of this Offering qualify for initial quotation of its securities on The Nasdaq Small Cap Market, for continued listing on The Nasdaq Small Cap Market, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the requirements for quotation on The Nasdaq Small Cap Market, trading, if any, in the Common Stock and Warrants offered hereby would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for the Company's securities. See "Underwriting."

      Penny Stock Regulations May Impose Certain Restrictions on Marketability of Securities. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Since it is intended that the shares of Common Stock and Warrants offered hereby will be authorized for quotation on The Nasdaq Small Cap Market, such securities will initially be exempt from the definition of "penny stock." If the shares of Common Stock and Warrants offered hereby are removed from listing by The Nasdaq Small Cap Market at any time following the Effective Date, the Company's Common

Stock and Warrants may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase.

Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in the secondary market and the price at which such purchasers can sell any such securities.

      Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such Common Stock and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken and intends to file and keep current a prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur . The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants then reside. See "Underwriting"

      Potential Adverse Effect of Redemption of Warrants. The Warrants may be redeemed by the Company at any time at a redemption price of $.01 per Warrant upon not less than 30 days prior written notice if the average closing price or bid price of the Common Stock as reported by the principal exchange on which the Common Stock is traded, the Nasdaq SmallCap Market or the National Quotation Bureau, Incorporated, as the case may be, equals or exceeds $9.00 per Share for any twenty (20) consecutive trading days ending within five (5) days prior to the date on which notice of redemption is given. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which would be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities - Warrants."

      Anti-Takeover Provisions. Pursuant to the Company's Certificate of Incorporation, the Board of Directors may issue up to 1,000,000 shares of Preferred Stock in the future with such preferences, limitations and relative rights as the Board may determine without stockholder approval. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Securities - Preferred

Stock." In addition, following this Offering the Company will become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the persons became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of the Company. See "Description of Securities - Delaware Anti-Takeover Law Provisions."

      Restrictions on Marketmaking Activities During Warrant Solicitation May Affect Liquidity of Securities. Although they have no legal obligation to do so, the Underwriters from time to time may act as market makers and may otherwise effect and influence transactions in the Company's securities. However, there is no assurance that the Underwriters will continue to effect and influence transactions in the Company's securities. The prices and liquidity of the Company's securities may be significantly affected by the degree, if any, of the Underwriters' participation in the market. The Underwriters may voluntarily discontinue such participation at any time. Further, the market for, and liquidity of, the Company's securities may be adversely effected by the fact that a significant amount of the securities may be sold to customers of the Underwriters.

      To the extent that the Underwriters solicit the exercise of Class A Warrants, the Underwriters may be prohibited pursuant to the requirements of Rule 10b-6 under the Exchange Act from engaging in marketmaking activities during such solicitation and for a period of up to nine days preceding such solicitation. As a result, the Underwriters may be unable to continue to provide a market for the Company's securities during certain periods while the Class A Warrants are exercisable. The Underwriters are not obligated to act as a marketmaker. See "Underwriting."



      Additional Authorized Shares of Common Stock and Preferred Stock Available for Issuance May Adversely Affect the MarkeThe Company is authorized to issue 25,000,000 shares of its Common Stock, $.0001 par value. If all of the 1,200,000 Shares offered hereby are sold, there will be a total of 4,050,000 shares of Common Stock issued and outstanding. However, the total number of shares of Common Stock issued and outstanding does not include the exercise of up to 1,200,000 Warrants to purchase up to 1,200,000 shares of Common Stock, 180,000 Shares included in the Over-Allotment Option to purchase 180,000 shares of Common Stock, 180,000 Warrants to purchase up to 180,000 shares of Common Stock included in the Over-Allotment Option, the option granted to the Representative to purchase up to 120,000 Shares and 120,000 Warrants to purchase 120,000 shares of Common Stock in connection with this offering, 550,000 shares of Common Stock issuable upon exercise of the Selling Securityholder Options, 350,000 shares of Common Stock issuable upon exercise of the 701 Warrants, 187,500 shares of Common Stock issuable upon exercise of the Bridge Warrants, 1,500,000 shares of Common Stock issubale upon exercise of options granted pursuant to the Incentive Option Plan (1,267,000 of which have been granted) and 30,000 shares of Common Stock issuable upon exercise of Key Employee Options. After reserving a total of 2,887,500 shares of Common Stock for issuance upon the exercise of all options and warrants, the Company will have at least 18,062,500 shares of authorized but unissued Common Stock available for issuance without further shareholder approval. As a result, any issuance of additional shares of Common Stock may cause current shareholders of the Company to suffer significant dilution which may adversely affect the market. The Company has no present plans to issue any shares of Comomn Stock. The Company has agreed with the Representative that it will not issue any of its capital stock for a period of 18 months from the Effective Date without the prior written consent of the Representative.

      In addition to the above-referenced shares of Common Stock which may be issued without shareholder approval, the Company has 1,000,000 shares of authorized preferred stock, the terms of which may be fixed by the Board of Directors. The Company presently has no issued and outstanding shares of preferred stock and while it has no present plans to issue any shares of preferred stock, the Board of Directors has the authority, without shareholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock could have an adverse effect on the holders of Common Stock. See "Description of Securities."


      Shares Eligible for Future Sale May Adversely Affect the Market. Immediately prior to the Effective Date, the Company will have 2,850,000 shares of its Common Stock issued and outstanding all of which are "restricted securities" and all of which are subject to lock-up restrictions described below. 2,000,000 of such Shares may be sold pursuant to Rule 144 as described below commencing 90 days after the date of this Prospectus, subject to an

18-month restriction against transfer described below; 300,000 Shares may be sold pursuant to Rule 144 commencing December 1997, subject to an 18-month restriction against transfer; and the remaining 550,000 Shares, which were issued in the Bridge Financings, may be sold pursuant to Rule 144 commencing January 1998, subject to a 12-month restriction against transfer described below. The President of the Company (who owns 2,000,000 of the 2,850,000 outstanding Shares) and the directors and/or 5% stockholders of the Company who own 250,000 of the 300,000 above-referenced Shares have agreed not to sell, assign or transfer any securities of the Company owned by them for a period of eighteen (18) months from the date of this Prospectus without the prior consent of the Representative. The entity that owns the remaining 50,000 of the above-referenced 300,000 Shares together with the Selling Securityholders who own the above-referenced 550,000 Shares have agreed not to sell, assign or transfer any securities of the Company owned by them for a period of eighteen
(18) months and twelve (12) months, respectively, from the date of this Prospectus without the prior consent of the Representative. In the case of the Selling Securityholders, such consent may not be given for a period of six (6) months from the date of this Prospectus.

      Rule 144 provides, in essence, that a person holding "restricted securities" for a period of two years may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for three years if there is adequate current public information available concerning the Company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of Common Stock may adversely affect prevailing market prices of the Common Stock.


      Effect of Outstanding Options and Warrants. As of the date of this Prospectus, there are outstanding stock options and warrants to purchase an aggregate of 1,087,500 shares of Common Stock at an exercise price of $2.50 per Share, and the Company has reserved 1,297,000 Shares of Common Stock for issuance pursuant to outstanding Employee Options and Key Employee Options. The 550,000 Shares underlying Selling Securityholders Options are being registered for resale by the Selling Securityholders as part of the Registration Statement of which this Prospectus forms a part, subject to a twelve (12) month lock-up restriction. The 350,000 Shares underlying the 701 Warrants (which were issued pursuant to Rule 701 of the Act) are available for sale in the public market commencing 90 days after the date of the Prospectus pursuant to Rule 701, subject to an eighteen
(18) month lock-up. The 187,500 shares of Common Stock underlying the Bridge Warrants are exercisable for a period of three years commencing one year from the date of this Prospectus. See "Principal Stockholders" , "Certain

Transactions" and "Description of Securities." The exercise of such outstanding options and warrants will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of shares of Common Stock underlying such securities may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise their respective rights therein at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such securities. See "Management -- Stock Option Plans and Agreements", "Certain Transaction", "Description of Securities" and "Selling Securityholders".


      Limitation on Director Liability. As permitted by Delaware law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. See "Description of Securities."

                                USE OF PROCEEDS

      The net proceeds to the Company from the sale of the 1,200,000 shares of Common Stock and 1,200,000 Warrants offered hereby, are estimated to be $5,024,400 ($5,823,060 assuming exercise of the Over-Allotment Option in full). The Company will not receive any proceeds from the sale of securities by the Selling Securityholders.

      The Company intends to utilize such proceeds approximately as follows:

                                         Approximate       Approximate
                                         Amount of         Percentage(%)
                                         Proceeds          of Net Proceeds
                                         --------          ---------------
      Purchase of
        Test Equipment (1)               $  410,000          8.16%

      Research, Engineering
        and Development(2)                  550,000         10.95

      Purchase of Manufacturing
        Machinery(3)                        600,000         11.94


      Repayment of Indebtedness(4)        1,535,000         29.49



      Working Capital(5)                  1,929,400         38.40

                                         ----------        ------


         Total....................       $5,024,400           100%

----------

(1) Represents expenditures on test equipment which enables the Company to adjust its products in order to meet customer specifications.

(2) Represents expenditures on software, computers and other material to further develop the Company's products and to develop the Company's next generation of products. See "Business - Research and Development."


(3) Represents expenditures on equipment necessary to manufacture the Company's products and mechanically assemble components of the Company's products for the establishment of the Company's fully automated manufacturing facility.



(4) Represents the repayment of indebtedness incurred in the Bridge Financings consisting of promissory notes in the aggregate principal amount of $550,000 bearing interest at 8% per annum (or approximately $25,000 on the date of this Prospectus) which is payable upon the earlier of (i) March 15, 1997 or (ii) the closing of the Company's initial public offering. Also represents the repayment of indebtedness incurred in September 1996 consisting of promissory notes in the aggregate principal amount of $375,000 bearing interest at 8% per annum (or approximately $5,000 on the date of this Prospectus) which is payable upon the earlier of (i) March 15, 1997 or
      (ii) the closing of the Company's initial public offering. The proceeds of the Bridge Financings were used for working capital and as a source of funds to pay expenses associated with this Offering. See "Certain Transactions." Also includes payment to Devendar S. Bains, the Company's President, in the amount of $350,000, which funds were loaned to the Company between January 1994 and June 1996. These loans were made interest free and are payable on demand. Such funds were used for working capital purposes. See "Certain Transactions." Also includes payment of $230,000 to Chemical Bank bearing interest at 1% over such bank's prime rate, representing the amount outstanding on the Company's line of credit as of the date of this Prospectus. Such funds were used for working capital purposes. See Financial Statements.


(5)   Represents expenditure for general corporate purposes.


      The foregoing represents the Company's best estimate of its allocation of the net proceeds of this offering based upon the current state of its business, operations and plans, current business conditions and the Company's evaluation of its industry. Future events, including problems, delays, expenses and complications which may be encountered, changes in economic or competitive conditions and the results of the Company's sales and marketing activities may make shifts in the allocation of funds necessary or desirable. Management will have broad discretion to determine the use of proceeds.

      The Company believes that the net proceeds of this Offering, together with the cash generated from operations, will be sufficient to support the Company's anticipated growth, expansion and marketing efforts for at least 12 months following the completion of this Offering. The Company may be required to obtain additional equity or debt financing or otherwise fund its operations after such 12-month period. There can be no assurances that the Company will be able to obtain such financing on a timely basis, on acceptable terms, or at all. In such event, the Company may be unable to complete its current plans for expansion. If the Company requires such financing and is unable to obtain it, the Company's operations will be materially adversely effected. See "Risk Factors - Need for Additional Financing."


      Pending application of the net proceeds for the purposes described above, the Company intends to invest the net proceeds primarily in the United States government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing, investment grade securities. All funds received through the exercise of warrants and options will be applied towards working capital.

                                   DILUTION

      At June 30, 1996, the net tangible book value of the Company was $(753,014) or $(.26) per share. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. Assuming the sale of the Securities offered hereby of 1,200,000 shares of Common Stock and 1,200,000 Warrants (at an assumed initial public offering price of $5.00 per share and $.10 per Warrant) (less underwriting discounts and commissions and estimated expenses of this Offering) the net tangible book value of the Company at June 30, 1996 would have been $4,271,386 or $1.05 per share, representing an immediate increase in net tangible book value of $1.31 per share to the existing stockholders and an immediate dilution of $3.95 per share (or 79%) to new investors.

      The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

Initial Public offering price per share..............                     $5.00


   Net tangible book value deficit per share
      before Offering.............................            (.26)

   Increase per share attributable to new investors           1.31
As adjusted net tangible book value after Offering            1.05
Dilution to new investors............................                     $3.95

      The following table sets forth, at June 30, 1996, with respect to the Company's existing stockholders, including the Selling Securityholders, and new investors, a comparison of the number of Shares of Common Stock acquired from the Company and its former stockholders, the amount and percentage of total consideration paid and the average price per share of Common Stock (at an assumed initial public offering price of $5.00 per share).

                       Shares Purchased      Total Consideration   Average Price
                       ----------------      -------------------   -------------
                       Number      Percent   Amount       Percent     Per Share
                       ------      -------   ------       -------     ---------

Existing Stockholders  2,850,000   70.37     $1,275,000   17.53%       $ .45
New Investors          1,200,000   29.63     $6,000,000   82.47%       $5.00
                       ---------   -----     ----------   ------

Total                  4,050,000   100%      $7,275,000    100%
                       =========   ====      ==========   ======

                                CAPITALIZATION

      The following table sets forth the capitalization of the Company as of June 30, 1996, on an as adjusted basis to give effect to the sale of 1,200,000 shares of Common Stock and 1,200,000 Warrants offered by the Company (at an assumed public offering prices of $5.00 per share and $0.10 per Warrant) in this Offering, and the application of the estimated net proceeds to the Company from this Offering. This table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.


                                                           June 30, 1996
                                                     ------------------------
                                                     Actual   As Adjusted (1)
                                                     ------   ---------------
                                                          (in thousands)
Debt:
   Bank Line of Credit                                 230
   Notes Payable                                       550
   Stockholders' Loan                                  350

Stockholders' equity:

   Preferred stock, no stated value, 1,000,000
      shares authorized, no shares issued or
      outstanding
   Common  stock, $.0001 par value, 25,000,000
      shares authorized, 2,850,000 shares
      actual outstanding and 4,050,000 shares
      outstanding, as adjusted                       -----      -----

   Additional paid-in capital                        4,361     9,385
   Deferred Financing Costs                         (1,097)   (1,097)
   Accumulated deficit                              (4,017)   (4,017)
Total stockholders' equity (deficit)                $ (753)   $4,271
                                                     -----     -----
Total capitalization                                $  377    $4,271
                                                     =====     =====

(1) Adjusted for the sale of 1,200,000 shares of common stock and 1,200,000 Warrants and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                 DIVIDEND POLICY

      Holders of the Company's Preferred Stock or Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefore. The Company has not in the past and does not currently anticipate the declaration or payment of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

                            SELECTED FINANCIAL DATA
                     (in thousands except per share data)

      The selected financial data set forth below for the six months ended June 30, 1995 and 1996 are derived from the unaudited financial statements of the Company, which include all adjustments which management of the Company considers necessary for a fair presentation of the data for such periods. The selected financial data set forth below for the years ended December 31, 1994 and 1995 are derived from the audited financial statements of the Company appearing elsewhere in the Prospectus. The results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

The data presented below should be read in conjunction with such financial statements, including the notes thereto, appearing elsewhere in this Prospectus. See "Experts."

Statement of Operations Data

                             Year ended December 31   Six Months ended June 30,
                             ----------------------   -------------------------
                               1994         1995         1995         1996
                               ----         ----         ----         ----
Net sales                    $ 3,575      $ 1,810      $ 1,049      $ 1,272

     Cost of goods sold        2,713        1,756          893        1,106
     Gross profit                862           54          156          166
     Selling, general and        722          527          298          529
     administrative
Research, engineering
  and development                333          372           85          531

Operating loss                  (193)        (845)        (227)        (894)
Stock compensation and
  financing costs                           1,180         --          1,383
Loss before taxes               (193)      (2,025)        (227)      (2,277)
Provision for income taxes       (15)
     Net loss(1)             $  (178)     $(2,025)     $  (227)     $(2,277)
                             =======      =======      =======      =======

     Net loss per share      $  (.05)     $  (.64)     $  (.07)     $  (.71)
Shares outstanding (2)         3,188        3,188        3,188        3,188
                             =======      =======      =======      =======

Balance Sheet Data
                          Year ended December 31     June 30,
                          ----------------------     --------     As Adjusted
                                   1995                1996     June 30, 1996(3)
                                   ----                ----     ----------------
Working capital (deficit)       $  (578)             $  (760)       $4,264
Total assets                        722                1,485         5,380
Total liabilities                 1,276                2,238         1,109
Stockholders' equity (deficit)     (554)                (753)        4,271

(1) Net loss for the year ended 1995 and six months ended June 30, 1996 include non-cash stock compensation expenses of $1,180,000 and $1,383,125, respectively.

(2) All shares, warrants and options issued or granted within the past twelve months from the most current period presented are considered to be outstanding for all periods presented.

(3) Adjusted for the sale of 1,200,000 shares of Common Stock at an assumed offering price of $5.00 per share and 1,200,000 Warrants at an offering price of $0.10 per Warrant and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION

Results of Operations

      The following table sets forth certain operating data as percentage of total revenue:

                          Percentage of Total Net Sales

                                    Years ended             Six months ended
                                    December 31,                 June  30,
                                 1994         1995         1995         1996
                                -------------------       -------------------

Net sales                       100.0%       100.0%       100.0%       100.0%
   Cost of goods sold            75.9         97.0         85.1         87.0
          Gross profit           24.1          3.0         14.9         13.0
   Selling, general and
     administrative              20.2         29.1         28.4         41.6
   Research, engineering and
     development                  9.3         20.6          8.2         41.8
Total operating expenses         29.5         49.7         36.6         83.4
   Stock compensation and
      financing costs                         65.2                     108.7
Loss before income taxes         (5.4)      (111.9)       (21.7)      (179.1)
Provision (credit) for
    income taxes                 (0.4)
Net loss                         (5.0)%     (111.9)%      (21.7)%     (179.1)%

Results of operations - Six months ended June 30, 1996 compared to six months ended June 30, 1995

      Revenues for the first six months of 1996 increased 21% compared to the first six months of 1995. The Company's principal business strategy since 1995 has been devoted to the engineering production of the Multicarrier Linear Power Amplifiers (MCLPA) prototypes for major international OEM manufactures. As a result, the production of commercial cellular amplifiers decreased significantly in 1995 replaced with minimal revenues relating to the MCLPA. During the first six months of 1996, the Company's revenues relating to the MCLPA as compared to the same period in 1995 increased significantly as the MCLPA is further developed and nearing acceptance by OEM manufacturers. During the first six months of 1996, approximately 19% of all product shipments were prototypes compared to about 7% for the same period in 1995.

      Cost of sales as a percentage of sales was 87% during the six months ended June 30, 1996, compared to 85% during the same period for 1995. This increase can be attributed to the extensive engineering and direct labor costs associated with the production of MCLPA prototypes.

      Selling, general and administrative expenses increased in 1996 by $230,710 to $529,021 from

$298,311 in 1995. Expressed as a percentage of sales, the selling, general and administrative expenses were 42% in 1996 and 28% in 1995. The principle factors contributing to the increase in selling, general and administrative expenses relate to consulting and professional fees in 1996 that did not exist in 1995 and increased rent expense due to the Company leasing a new larger facility. In addition, interest expense was higher in the second quarter of 1996 because of the outstanding bank debt and lease obligations.

      Research, engineering and development expenses increased to 42% of net sales in 1996 compared to 8% in 1995. For the first six months of 1996, the principal activity of the business related to the design and production of product prototypes for OEM manufacturers. The research, engineering and development expenses consist principally of salary costs for engineers and the expenses of equipment purchased specifically for the design and testing of the prototype products.

      Stock compensation expense in 1996 of $1,383,125 relates to the March and April 1996 issuance of stock and options at prices substantially lower than the contemplated initial public offering price.

      As a result of the foregoing, the Company incurred net losses of ($2,227,729) or ($.71) per share for the six months ended June 30, 1996 compared with net losses of ($227,638) or ($.07) per share for the same period in 1995.

1995 Compared with 1994


      In 1995 the Company began focusing its business on the MCLPA, a relatively recent outgrowth in the market place. Since 1989 the Company had concentrated in the commercial cellular amplifier business. The transition in the Company's focus from a supplier of single channel amplifiers to the design of MCLPA prototypes for large OEM wireless telecommunications manufacturers resulted in a decrease in revenues of $1,764,910, or 49%, to $1,810,222 in 1995 from $3,575,132 in 1994. Shipments of prototype products accounted for about 7% of all shipments in 1994 whereas in 1995 they accounted for 21%. During 1995 approximately 61% of net sales were to four customers and (AllenTelecom - 18%, Kentrox Industries - 17%, DSC Communications - 15% and AT&T - 11%) 30% of total sales were export sales.


      Cost of sales as a percentage of sales was 97% in 1995 compared to 76% in 1994. The increase is principally due to the change in the business. The Company's focus on the MCLPA has required a substantial amount of direct labor costs, principally engineering, to develop the MCLPA technology.

      Selling, general and administrative expenses decreased in 1995 by $194,843 to $527,150 from $721,993 in 1994. Expressed as a percentage of sales, the selling, general and administrative expenses were 29% in 1995 and 20% in 1994. Selling, general and administrative expenses decreased as a result of lower sales commissions, reduction in management bonuses and fewer staff. The percentage increase in 1995 is attributed to fixed costs, such as rent, etc., representing a higher portion of net sales.

      Research, engineering and development expenses as a percentage of net sales increased to 21% in 1995 compared to 9% in 1994. This increase reflects the changes in the business to design and production of prototypes for OEM manufacturers. The research and development expenses consist principally of salary costs for engineers and the expensing of equipment purchases acquired specifically for the design and testing of the prototype products.

      Stock compensation and financing costs of $1,180,000 in 1995 relates to the assignment of stock from the principal stockholder to a director and a law firm.

Liquidity and Capital Resources

      As of June 30, 1996, the Company had a current ratio of 0.59 to 1. The bank line of credit outstanding totaled $230,000 in addition to stockholders loans of $350,000. The funds from the credit line and stockholder's loan have been used for working capital purposes. Additional loans totaling $550,000 were incurred during the first six months of 1996 as a result of the Bridge Financings. The loans bear interest at 8% and are payable on the earlier of March 1997 or the completion of the contemplated initial public offering. The Company intends to use a portion of the proceeds from this Offering to repay all of the stockholder loans outstanding and the aggregate amount outstanding under the bank line of credit. See "Use of Proceeds."

      The Company has several lease obligations for certain research, engineering and development equipment used in the production processes requiring minimum monthly payments of $23,831 through 2001.


      The Company believes that the net proceeds of this Offering will permit it to repay the outstanding short-term debt, to continue to meet its working capital obligations and fund the further development of its business for the next 12 months. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate its research, engineering and development or manufacturing programs or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its technologies or potential products or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations.


      A substantial amount of the proceeds from this Offering will be used to purchase manufacturing and test equipment ($1,010,000) and research, engineering and development related expenditures ($550,000).

                                   BUSINESS

      Amplidyne designs, manufactures and sells ultra linear power amplifiers and related subsystems to the worldwide wireless, local loop and satellite uplink telecommunications market. These power amplifiers, which are a key component in cellular base stations, increase the power of radio frequency ("RF") and microwave signals with low distortion, enabling the user to significantly increase the quality and quantity of calls processed by new and existing cellular base stations. The Company's wireless telecommunications products consist of solid-state, RF and microwave, single and multicarrier power amplifiers that support a broad range of analog and digital transmission protocols including advanced mobile phone services ("AMPS"), code division multiple access ("CDMA"), time division multiple access ("TDMA"), total access communication systems ("TACS"), extended total access communication systems ("ETACS"), nordic mobile telephone ("NMT"), global system for mobile communications ("GSM") and digital communication service at 1800 MHz ("DCS-1800"). The products are marketed to the cellular, wireless local loop and personal communication systems ("PCS") segments of the wireless telecommunications industry. The Company's largest wireless telecommunications customers are AT&T, DSC Communications, Samsung and Goldstar, each of which is an OEM.


      Amplidyne has several products with a patent application pending (for which a notice of allowance has been issued by the United States Patent and Trademark Office) for Pre-Distortion and Pre-Distortion Linearization which, the Company believes, is more effective in reducing distortion than other currently available technology. In addition to its presence in the wireless telecommunications industry, the Company designs and manufactures products for uplink satellite communications and for audio and TV transmission links. The Company also believes that its products have great potential opportunity for the wireless communication industry in developing countries.


      In addition to the Company's product line of single channel power amplifiers which are currently utilized by the wireless communications industry, the Company has developed a Multicarrier Linear Power Amplifier ("MCLPA"). MCLPA combines the performance capabilities of up to 25 single carrier amplifiers into one unit, eliminating the need for numerous single carrier amplifiers and the corresponding unnecessary space occupied by the cavity filters encasing the amplifiers. Management believes that with its (i) proprietary technology (which effectively reduces distortion), (ii) technological expertise and (iii) established product line consisting of ultra linear single channel power amplifiers, the Company can achieve similar performance with its MCLPAs. The Company's MCLPAs utilizes the Company's patent pending predistortion and proprietary feed forward technology which amplifies many channels with minimal distortion at the same time with one product.


      The Company intends to capitalize on its vast management experience developing power amplifiers for worldwide markets by introducing more sophisticated amplifiers for commercial applications. Amplidyne believes that its core technological expertise should continue to enhance its ability to introduce new products for the wireless telecommunications industry.

Industry Background


      The market for wireless communication services has grown substantially during the past decade. Cellular service has been one of the fastest growing segments of the wireless telecommunications market. The worldwide wireless revolution exploded in 1994, adding 24 million new subscribers bringing the total global subscriber count in 1995 to approximately 55 million, a growth rate of more than 70%. However, this represents a worldwide penetration of only 1.35%. Industry officials project a worldwide market penetration of 8% going into the next century, a 50% compounded annual growth rate ("CAGR"). The growth in cellular communications has required, and will continue to require, substantial investment by cellular service providers in wireless infrastructure equipment. Moreover, management believes that intensified competition among cellular service providers is resulting in declining costs to end-users as well as new types of service offerings. This demand, coupled with unprecedented growth, will require new infrastructure equipment and technology that will allow better coverage for higher-density networks. Carriers also need to have the flexibility to place cell sites anywhere, provide speedier deployment without regard to frequency allocation or planning with lower installation, maintenance and operational costs. In order for carriers to meet their demands, new technologies and base station equipment must be deployed.


      A cellular system consists of a number of cell sites which are networked to form a cellular system operator's geographic coverage area. Each cell site has a base station which houses the equipment that transmits and receives telephone calls between the cellular subscriber within the cell and the switching office of the local wireline telephone system. Such base station equipment includes an antenna and a series of transceivers, power amplifiers and cavity filters. Large cell sites, which generally cover a geographic area of up to five miles in radius, are commonly referred to as "macrocells."

      Cellular system operators in densely populated areas are able to expand the capacity of their existing cellular systems by incorporating smaller cells, commonly referred to as "microcells," that divide macrocells into several smaller cell sites, typically one to three miles in radius. The base stations for microcells are substantially smaller physically than base stations for macrocells. Microcells require less expensive equipment at each base station, but require greater numbers of these smaller base stations to maintain service quality and system capacity.

      The ability of cellular system operators to increase system capacity through the use of microcells is largely dependent on their ability to broadcast multiple signals with acceptable levels of interference and distortion. In cellular systems, the amplifier is generally the greatest source of signal interference and distortion, particularly with multi carrier high power amplifiers. Consequently, obtaining amplifiers which can transmit and receive multiple signals with low distortion or interference from adjacent signals ("high spectral purity") is critical to a cellular system operator's ability to increase system capacity. Substantial resources and technical expertise are required to design and manufacture multi carrier power amplifiers with high spectral purity. To achieve high spectral purity, multi carrier amplifier systems must have high interference cancellation properties.

      In addition to cellular system operators' need for base station equipment, in many developing countries, where access to the public switch telephone network ("PSTN") by the general population is significantly less than in developed countries, the Company believes that wireless telecommunications systems are the most economic means to provide basic telephone service. The expense, difficulty and time requirements of building and maintaining a cellular network is generally less than the cost of building and maintaining a comparable wireline network. Thus, in many less developed countries, wireless service may provide the primary service platform for both mobile and fixed telecommunications applications. In a wireless local loop system, use is made of wireless radio systems instead of wireline networks to connect telephone subscribers to the PSTN. The Company believes that the potential opportunities for wireless communication services in countries without reliable or extensive wireline systems may be even greater than in countries with developed telecommunication systems.

      The Company's satellite amplifier products are used to amplify the signal which is being transmitted from the ground up to the satellite. The manufacturers of satellite communications equipment operate in commercial markets such as television broadcast services and commercial military communications. Amplidyne has also provided amplifiers for terrestrial radio systems which are used for television and audio signal transmission.

Company Strategy

      Utilizing its proprietary, patent-pending technology and experience in interference cancellation, the Company is pursuing a strategy, focused on the need of cellular system operators, to develop technologically advanced amplifier based products. The Company has recently developed products which address the technical issues faced by cellular system operators as a result of the rapid growth in cellular telephone use and the resulting need to increase systems capacity.



      Since early 1995 the Company has been involved in research, design and development of MCLPAs for the wireless communications industry and most recently for the emerging personal communications systems (PCS) industry. The Company has a patent pending (for which a notice of allowance has been issued by the United States Patent and Trademark Office) on its predistortion technology which has enabled the Company to provide ultra linear amplifiers with its proprietary feed forward technology.


      Management believes that with its predistortion technology and the linearity capability of its core amplifier technology, the Company can achieve similar performance from a multicarrier amplifier which others achieve by using dual feed forward loops; this results in much higher component count within the amplifier unit and may result in poor reliability for such products, compared to predistortion based feed forward amplifiers which use fewer components and thereby have a high reliability.

      The Company's business strategy focuses primarily on the wireless communication market and consists of the following elements:

      Increase Penetration of Wireless Equipment Manufacturers. Since 1991, the Company has positioned itself as a supplier of amplifier products to large wireless telecommunications OEMs, such as AT&T, DSC Communications, Samsung and Goldstar. Amplidyne seeks to capitalize on its existing customer relationships and become a more significant source of its customers' amplifiers by working closely with OEM customers to offer innovative solutions to technical requirements and problems. Based on the performance characteristics and functionality of its products, Amplidyne believes it will be able to more rapidly penetrate the infrastructure equipment market by initially focusing its marketing efforts on large OEMs rather than system operators.

      Develop Relationships with Emerging Wireless Equipment Manufacturers. The Company anticipates that emerging wireless equipment manufacturers will make an increasingly significant contribution to the growth of the wireless telecommunications industry. Management believes that its MCLPAs will assist these equipment manufacturers in providing high capacity, low distortion low cost per channel products and has already begun to sell amplifiers to several emerging wireless equipment manufacturers.

      Develop Products for Multiple Protocols. The Company intends to continue to invest resources in the research and development of new products for various protocols. For cellular systems, the Company currently supports the AMPS and TACS analog protocols, and the CDMA, TDMA, E-TACS, NMT and GSM digital protocols. For PCS systems, Amplidyne currently supports CDMA, TDMA, DCS-1800 and PCS- 1900 digital protocols. Amplidyne is continuing to develop products that incorporate protocols which it believes will address the needs of established and emerging wireless systems. Management believes the development of products for multiple protocols will enable Amplidyne to benefit from the continuing growth of existing wireless systems and other emerging wireless telecommunications markets while reducing the risks associated with relying on the success of one or a limited number of existing or emerging industry protocols.


      Maintain a Technology Leadership Position. In management's belief the Company, with its innovative products, has been addressing the needs of its customers for products that solve significant technical problems. The Company believes its interference cancellation technologies are among the most advanced that are commercially available in the industry, both in performance and diversity of methodology. The Company utilizes proprietary and patent-pending predistortion technology and proprietary feed forward interference cancellation technology in its MCLPAs to enable the user to significantly increase the quality and quantity of calls processed by new and existing cellular base stations. The Company intends to continue to invest substantial resources in research and development associated with its interference cancellation technologies. See "Technology".


      Develop Innovative Proprietary Products. To date, the Company has focused its efforts in the development of amplifier products which are highly innovative and are not the standard "commodity" type product. In addition, the Company believes that it has compiled an extensive design library in the solid-state, high power amplifier industry utilizing its proprietary and patent-pending technology and expertise in interference cancellation. The Company has developed and intends to continue to develop products which combine basic components in unique and high performance configuration to command higher prices in the wireless communications market. In addition, the Company also plans to adopt this expertise for new commercial market applications and product requirements.

      Provide Support from Product Design through Installation and Operation. The Company works with its customers throughout the design process to assist them in refining and developing their amplifier specifications. Once the specifications have been met and the product delivered, Amplidyne continues to provide technical support to facilitate system integration, start-up and continued operation. By providing customer support services from the product design phase through installation and operation, management believes it fosters increased levels of customer loyalty and satisfaction. In addition, through this process, the Company believes it will develop new product definitions and implementations to further enhance the strategic position of the Company in the wireless market.

      Maintain Control of the Manufacturing Process. As part of the transition to becoming a leading amplifier supplier to the wireless telecommunications market, Amplidyne is in the process of implementing in-house automated manufacturing in order to control its production schedule. In certain instances, Amplidyne has made the strategic decisions to select single or limited source suppliers in order to obtain lower pricing, receive more timely delivery and maintain quality control.

The Amplidyne Advantage

      The Company believes that its products, particularly the ultra linear MCLPAs have several features which differentiate them from those of its competitors, such as:

      The Predistortion Solution. Utilizing its proprietary technology the Company can obtain significant distortion reduction in its core amplifiers. This enables the predistorted amplifier to have feed forward correction (which is described below, see "Business-Technology") applied to it to achieve distortion cancellation. The Company believes that its competitors are only able to obtain this level of distortion cancellation by use of complex and component intensive "Dual Feed Forward Loops" resulting in the use of more components within the amplifier unit. In general, the fewer components that an amplifier uses, the better its reliability.

      Superior Distortion and Spurious Cancellation Resulting in Ultra Linear High Power Amplifiers. The Company believes the use of MCLPAs is critical in the implementation of new cellular systems and upgrade of older analog systems. Cellular systems need to cover large areas with minimum hardware in order to minimize cost per subscriber. Reduction of the distortion and spurious signals from the amplifiers is a key enabling technology. Amplidyne has developed proprietary interference cancellation technology using multiple methods to achieve high suppression of spurious output and distortion typically associated with higher power amplifiers.

      By utilizing its proprietary and patent-pending predistortion technology and its proprietary feed forward technology, the MCLPAs amplification capacity of the Company's amplifiers are, in management's belief, among the best in the industry. Standard MCLPAs currently support 25 channels with approximately 25 watts composite power, resulting in approximate 1 watt per channel. The Company's MCLPAs support up to 25 channels at 4 watts per channel, an approximate 400% increase over industry standard MCLPAs.

      High Quality and Reliability. Amplidyne believes that it has consistently provided high quality, reliable products to its customers. The Company has many thousands of its amplifiers in the field. Management believes that its reputation for quality and reliability will enable Amplidyne to attract new customers and maintain existing customers for all its products.

      Linearity, Low Distortion and High Amplification. Wireless service providers' ability to manage scarce spectrum resources more effectively and accommodate a larger number of subscribers is largely dependent on their ability to broadcast signals with high linearity, which pertains to the ability of a component to amplify a wave form without altering its characteristics in undesirable ways. Linear amplifiers allow signals to be amplified without introducing spurious emissions that might interfere with adjacent channels. Higher linearity increases the capacity of cellular systems by enabling a more efficient use of digital transmission technologies, microcellular architectures and adaptive channel allocation. In current cellular systems, the power amplifier is generally the source of the greatest amount of signal distortion. Consequently, obtaining power amplifiers with high linearity and low distortion is critical to wireless service providers' ability to improve spectrum efficiency.


      The Company has several products with a patent pending (for which a notice of allowance has been issued by the United States Patent and Trademark Office) which it believes gives it a significant advantage over its competitors. These features for Pre-distortion and Pre-distortion Linearization designs significantly reduces distortion below that which is currently available in the marketplace.


      Multicarrier Designs. Multicarrier amplification, in which all channels are amplified together by a MCLPA, rather than each channel using a separate amplifier, allows for instantaneous electronic channel allocation. Functionally, it combines multiple single channel power amplifiers, typically 16, into a single unit, thereby eliminating the single channel power amplifiers and the corresponding tunable cavity filters. MCLPAs require significantly higher linearity compared to single channel designs.

      By virtue of the Company's high linearity products which incorporates pre-distortion and feed forward technology achieving, in management's belief, the lowest distortion in the industry, the MCLPA amplified signal remains within their prescribed band and spectrum with low interference of adjacent channels thus providing flexibility to accommodate any frequency plan. Management believes that its technology in MCLPAs will enable Amplidyne to attract new customers.

      Low Noise Amplifier. Since 1991, the Company has been manufacturing low noise amplifiers (LNA) which are used in the receiver section of the base station (digital and analogue). With this technology, the Company has the ability to offer "booster amplifiers" to the wireless industry which incorporate LNAs, MCLPAs and receive / transmit filters. Management believes that there is a significant market for "booster amplifiers" which it intends to pursue. The Company has recently received orders for small quantities of its low noise PCS products. Management believes that this line of products have tremendous growth potential.

      High Quality, Reliability and Customer Support. The Company believes that the power amplifier in cell sites historically has been the single most common point of equipment failure in wireless telecommunications networks. Increasingly reliable power amplifiers, therefore, will improve the level of service offered by wireless service providers, while reducing their operating costs. In addition, MCLPAs eliminate the need for high-maintenance, tunable cavity filters which should further reduce costs.

      The Company works closely with its customers throughout the design process in refining and developing their amplifier specifications. The Company uses the latest equipment and computer aided design and modeling, solid state device physics, advanced digital signal processing ("DSP") and digital control systems, in the development of its products in their specialized engineering and research departments. The integration of the Company's design and production is a factor in the Company's ability to provide its customers with high reliability, low distortion and low maintenance amplifiers.

Technology

      Wireless Transmit Technology. A typical cellular communications system comprises a geographic region containing a number of cells, each with a base station, which are networked to form a cellular service provider's coverage area. Each base station or cell site houses the equipment that transmits and receives telephone calls to and from the cellular subscriber within the cell and the switching office of the local wireline telephone system. Such equipment includes a series of transceivers, power amplifiers, tunable cavity filters and an antenna. In a single channel system, each channel requires a separate transceiver, power amplifier and tunable cavity filter. The power amplifier within the base station receives a relatively weak signal from the transceiver and significantly boosts the power of the outgoing wireless signal so that it can be broadcast throughout the cell. The radio power levels necessary to transmit the signal over the required range must be achieved without distorting the modulation characteristics of the signal. The signal must also be amplified with linearity in order to remain in the assigned channel with low distortion or interference with adjacent channels.

      Because cellular operators are allocated a small RF spectrum and certain channels, it is necessary to make efficient use of the spectrum to enable optimum system capacity. By amplifying all channels with minimum distortion at the same time, rather than inefficient use of single channel amplification, one obtains better system capacity. A MCLPA combines the performance capabilities of up to 25 single carrier amplifiers into one unit, eliminating the need for numerous single carrier amplifiers and their corresponding tunable cavity filters. These MCLPAs require less space than multiple single channel amplifiers and their corresponding tunable cavity filters which reduce the size and cost of a base station. See Figure 1 below.

                                  [Figure 1]







      MCLPAs create distortion products which can cause adjacent channel interference. The minimization of these distortion products requires sophisticated technology. This is accomplished through interference cancellation techniques such as "predistortion" and "feed forward" accompanied by highly advanced control and processing technology. The Company has developed certain proprietary technology and methods to achieve minimal distortion in its amplifiers, technically called predistortion and feed forward correction. The Company uses three distinct technologies (A) Linear class A and AB amplifiers,
(B) Predistorted class A and AB amplifiers and (C) Predistortion feed forward amplifiers. The Company's proprietary leading edge products contain patent pending predistortion and proprietary feed forward technology combined in a proprietary automatic correction technique.

      All amplifiers create distortion when they are run at a high power level. For example, Figure 2 below shows two calls being processed through a linear class A / AB amplifier. In an ideal case the output of the amplifier would faithfully reproduce the input signal without any distortion.





                                  [Figure 2]

      In real life, however, distortion characteristics are produced. See Figure 3 below.






                                  [Figure 3]





      These distortion products can cause interference with another caller's channel which in turn produces poor call quality. By using a simple, patent pending technology, Amplidyne recreates the distortion for the amplifier in such a manner to cancel the interference signals. See Figure 4 below.




                                  [Figure 4]




      Amplidyne believes that this cancellation technique is superior to any other predistortion technology available at present. See Figure 5. Feed forward cancellation involves taking the distortion created by the amplifier and processing it in such a way that when it is added back into the amplifier having been pre-distorted and combined with the feed forward technology, distortion cancellation occurs. The Company believes that its patent pending technology has the most unique and potent technology for distortion cancellation. Furthermore, Amplidyne has selected linear class AB technology for its base amplifier which it believes also has superior distortion characteristics compared to other competitors because it is easier to pre-distort. Thus the three key ingredients
(a) Linear class A and AB amplifiers, (b) Predistortion technology and (c) Feed forward technology enables Amplidyne to produce MCLPAs with what it believes to be the best distortion cancellation available on the market. See Figure 6 below.




                                  [Figure 5]





                                  [Figure 6]



      Analog v. Digital Technology. Cellular system operators are increasing their system capacity by transitioning from analog to digital technology. Cellular systems based on analog technology are capable of carrying only one call per channel. Current analog standards and formats include AMPS and TACS. Digital systems allow a given channel of spectrum to carry multiple calls simultaneously thereby increasing system capacity. Conversion to digital transmission is expected to allow three to eight times as many voice conversations to occupy the same frequency bands. Current digital standards and formats include TDMA and CDMA in North America and GSM and DCS-1800 in Europe. An additional cellular system operating in the specialized mobile radio ("SMR") spectrum is in the early stages of deployment in the United States. This system uses digital techniques that include Frequency Hopping Multiple Access ("FHMA").

      Wireless Receive Technology. The receiving section of a cellular base station frequently uses two antennas for efficient spectrum usage. The deployment of complex circuitry and techniques, including the use of GaAsFET (Gallium Arsenide Field Effect Transistors) enhances the systems performance, enabling the weak "noisy" signal to be amplified with a significant reduction in the level of noise. Amplidyne has been manufacturing low noise amplifiers since 1991, with thousands currently in service.

Markets

      The market for wireless communications services has grown substantially during the past decade as cellular wireless local loop, SMR and other new and emerging applications have become increasingly accessible and affordable to growing numbers of consumers. The growth of these markets has increased the demand for the Company's products, although the Company cannot predict trends in these markets.

      Cellular Market. The market for cellular communications is currently the largest of the wireless services. See " Industry Background." Cellular system operators have expanded the capacity of their existing cellular systems by splitting macrocells into smaller microcells. The Company believes that the relatively small size, high power and performance characteristics of its microcell MCLPAs will be particularly attractive to companies like AT&T, DSC Communications, Samsung, Goldstar as well as emerging wireless telecommunications infrastructure equipment providers when providing infrastructure equipment for such new cell sites.

      Wireless Local Loop and SMR Markets. Wireless local loop systems are increasingly being adopted in developing markets to more quickly implement telephone communication services. In certain developing countries, such as Indonesia and Brazil, wireless local loop systems provide an attractive alternative to copper and fiber optic cable based systems, with the potential to be implemented more quickly and at lower cost than wireline telephone systems. The Company designs, manufactures and markets MCLPAs for infrastructure equipment systems in the wireless local loop market.

      SMR, like cellular communications, is a two-way service for both speech and data. SMR originally was designed as a private network for closed groups communicating between a base station and a large number of users, mainly for dispatching taxis, delivery and public safety vehicles. SMR system operators are subject to certain limitations which make the use of SMR frequencies more appropriate for short dispatch messages. The success of SMR as a new type of wireless service will depend in part on whether infrastructure manufacturers and service providers can reduce costs so as to gain greater market penetration than cellular service providers.

      Custom Communications and Other Markets. The custom communications market consists of small niche segments within the larger communications market:

long-haul radio communications, land mobile communications, surveillance communications, ground-to-air communications, microwave communications, broadband communications and telemetry tracking. The Company sells custom amplifiers and related products to these segments. See " Customers, Sales and Marketing".

      Potential Markets. The Company believes that new types of wireless systems will be introduced in the near future. For example, in 1994 and 1995, the FCC auctioned RF spectrum in the 1.85 to 1.99 gigahertz range for the provision of PCS. The Company has recently obtained purchase orders for PCS products indicating rapid growth in this area. Like SMR, the success of PCS will depend in part on whether manufacturers and service providers can reduce system manufacturing and service costs sufficiently. The Company believes that cellular, SMR and PCS will share future markets. The Company is currently developing products and has already shipped prototype products for the PCS market.

Products

      The Company designs and sells multicarrier transmit amplifiers and low noise receive amplifiers for the cellular communications market, as well as the wireless local loop and special mobile radio (SMR) segments of the wireless communications industry. The Company also provides a large number of catalog and custom amplifiers to OEMs and to other customers in the communications market in general.


      o Multicarrier Linear Power Amplifiers (MCLPAs). When a cellular or PCS user places a call, the call is processed through a base station, amplified, and then transmitted on to the person receiving the call. Therefore, all base stations require amplifiers (MCLPAs) whether they are being used for cellular, PCS or local loop applications. Amplidyne manufactures these amplifiers. The objective is to provide a quality product at a good price and to have exemplary reliability. Management believes that Amplidyne's products with its patent pending predistortion technology (for which a notice of allowance has been issued by the United States Patent and Trademark Office), core linear amplifier technology and proprietary feed forward technology achieve all of the above mentioned objectives. Amplidyne's MCLPAs are a unique line of ultra linear devices which utilize a proprietary predistortion and phase locked feed forward architecture. MCLPAs typically amplify up to 25 carriers at 4 watts of output power.



                AMPLIDYNE'S MULTICARRIER LINEAR POWER AMPLIFIER



                                [PICTURE No. 1]

      The following table provides certain information regarding the Company's MCLPAs. The key item in this table is the IMD specification, which management believes is among the best available in the industry.

                        AMPLIDYNE'S MCLPA PRODUCT SUMMARY

--------------------------------------------------------------------------------
                                                        OUTPUT
     Product                                            POWER
    Model No.          FREQUENCY        STANDARD         WATTS      IMD (dBc)*
--------------------------------------------------------------------------------
AMP461/466-N-100       463-467.5         NMT-450          100          -70
--------------------------------------------------------------------------------
AMP651/866-SE-100       851-866          SETACS           100          -70
--------------------------------------------------------------------------------
AMP869-896-100          869-894         AMPS/CDMA         100          -70
                                       CDPD, TDMA
--------------------------------------------------------------------------------
AMP917/950-E-100        917-960        ETACS/CDMA         100          -70
--------------------------------------------------------------------------------
AMP1819-D-100          1805-1880        DCS-1800          100          -70
--------------------------------------------------------------------------------
AMP1990-P-100          1930-1990        PCS-1900          100          -70
--------------------------------------------------------------------------------
AMP1855-K-100          1840-1870        PCS-CDMA          100          -70
--------------------------------------------------------------------------------

* Carrier to Intermodulation Distortion Radio (the industry's standard measure) and spurious emissions.

o High Power Linear Amplifiers. Amplidyne's product line of linear amplifiers have a high third order intercept point which translates to better call quality. These high power amplifiers are supplied as modules or plug in enclosures. The communication bands available are NMT-450, AMPS, TACS, ETACS and PCS. The output power ranges from 1 to 200 Watts. These amplifiers can be used in instances where service providers only need a single transmit channel.




                                [PICTURE No. 2]

      The following table lists the Company's high power linear amplifiers:

--------------------------------------------------------------------------------
Model No.        FREQUENCY MHz      STANDARD      POWER WATTS       IMD (dBc)
--------------------------------------------------------------------------------
AMP0861-50          869-894           CDMA             25              -50
                                   AMPS/TDMA           50              -40
                                    AMP/CDPD           65              -25
--------------------------------------------------------------------------------
AMP0935-16          925-960           GSM              65              -25
--------------------------------------------------------------------------------
AMP0933-50          917-960          ETACS             65              -25
--------------------------------------------------------------------------------
AMP0450-25          463-468         NMT-450            50              -40
--------------------------------------------------------------------------------
AMP1855-25         1840-1870        DCS-1800           30              -30
--------------------------------------------------------------------------------
AMP1990-25         1930-1990        PCS-1900           30              -30
                                      TDMA             50              -40
                                      CDMA             25              -40
--------------------------------------------------------------------------------

o Local Loop and Mini Cell Amplifiers. Local loop and mini cell amplifiers are designed with a proprietary circuit to achieve a high IMD specification, which translates to better call quality through the mini cell. These amplifiers can be supplied by the Company as modules or in a rack configuration.



                                [PICTURE No. 3]







o     Low Noise Amplifier, Cellular, PCN, PCS, GSM. Amplidyne's low noise amplifiers are manufactured with a mix of silicon and GaAsFET devices. These amplifiers offer the user the lowest noise and the highest intercept point, while maintaining good efficiency. Received calls at a base station are low in level due to the fact that hand held cellular phones typically operate at half a watt power level. This weak signal has to be amplified clearly which is done by using Amplidyne's low noise amplifier. All amplifiers undergo 72 hour burn-in period to ensure reliable filed operation.

o Communication Amplifiers. These amplifiers are designed for cellular and PCN/PCS applications and use GaAs or Silicon Bipolar FET devices. Management believes that this product provides the industry's best performance per dollar. The transmit amplifiers are optimized for low distortion products. Custom configurations are available for all communication amplifiers. This line of products is aimed at the single channel base station users employing the digital cellular standards (CDMA and TDMA). Management believes by marketing this product in this format a distinct, large market can be addressed by these products.

o Receive Multi-Coupler Amplifiers. Amplidyne supplies dual receiver multi-carriers for cellular and PCS bands. Management believes that this product line offers high performance and reliability. Receive multi-coupler amplifiers consist of low noise amplifiers, as described above, filters and other components used as a receiving subsystem within the base station. Management believes by offering this product line, Amplidyne has more value added to its low noise amplifiers and at the same time can satisfy the requirements of its customers.

      The Company has used its technological expertise to improve the linearity of its amplifiers by introducing pre-distortion and compensation techniques. Several of the Company's single-channel amplifiers include linearity correction and compensation networks. These techniques are combined with automatic error correction circuits to enhance the linearity and performance of the Company's feed-forward amplifiers. Amplidyne has also used its technological expertise to design and manufacture new products, such as the first 200 watt average power multi-channel pre-distortion amplifier, and a PCS single-channel CDMA amplifier being used in an overseas CDMA base station evaluation.

      The Company's wireless telecommunications amplifiers can be configured as modules, separate plug-in amplifier units or integrated subsystems. The Company's products are integrated into systems by OEM customers, and therefore must be engineered to be compatible with industry standards and with certain customer specifications, such as frequency, power, linearity and built-in test
(BIT) for automatic fault diagnostics. The Company intends to utilize a portion of the net proceeds of this Offering ($410,000) for the purchase of test equipment which enables the Company to adjust its products in order to meet customer specifications. See "Use of Proceeds."

Product Warranty


      The Company warrants new products against defects in materials and workmanship for a period of one (1) year from the date of shipment. To date, the Company has not experienced a material line of warranty claims.

Backlog

      As of December 31, 1994 and 1995 the Company has a backlog of $1.1 million and $3.5 million, respectively. As of June 30, 1996, the Company had a backlog of approximately $3,000,000. It is anticipated that this backlog and any orders received by October 1, 1996 will be filled during the balance of fiscal 1996 and 1997 fiscal year ending December 31, 1997.

Customers, Sales & Marketing

      Customers. The Company markets its products worldwide generally to wireless communications manufacturers (OEMs) and communications system operators. The table below indicates net revenues derived from customers in the Company's markets since 1994.

                       Net Revenues By Market Categories
                             (in thousands)

                                            Year Ended          Six Months Ended
                                            December 31,            June 30,
                                          ---------------       ---------------
Markets                                   1994       1995       1995       1996
-------
Cellular Analog ....................     $2,780     $  308     $  308     $   35
Cellular Digital ...................        143        591        305        353

Wireless Telephony .................        187        435        166        537
Satellite Communications,
  Custom and other  Products .......        465        476        270        105
Digital PCS Products ...............       --         --         --          242

        Total ......................     $3,575     $1,810     $1,049     $1,272

      Historically, the Company has derived a substantial percentage of its net revenues from single customers during certain fiscal periods and until fiscal 1994 the Company derived substantially all of its net revenues from cellular analog products. However, since 1995 the Company has focused primarily on digital cellular and wireless telephony and therefore the sales in those areas have substantially increased. The Company expects that for future sales the Company will have substantial market share in the cellular digital, wireless telephony and digital PCS products.

      * Cellular Analog. Since 1989 the Company has been working closely with AT&T Bell Labs to develop products for analog base stations primarily in the AMPS Band. These products consist primarily of high linearity pre-amp amplifiers and low noise amplifiers for the receive section of the base station. In subsequent years the Company shipped thousands of the amplifiers to its OEM customers. However, with the transition of digital technology the sales of the products decreased substantially in 1995 and the Company concentrated its efforts in developing MCLPAs. In February 1995 the Company received prototype orders for its wireless MCLPAs. Sales to the digital cellular industry have increased from less than 4% in 1994 to approximately 28% of total sales in 1995. For the first six months of 1996 sales in this area are approximately 23% of total revenues.

      * Wireless Telephony. As a result of the shift in the Company's research, engineering and development and marketing efforts, sales to the wireless telephone segments of the wireless communications industry have increased from approximately 5% of total revenues for fiscal year end 1994 to 42% of total revenue for the six months ended June 30, 1996.

      * Digital PCS. The Company has shipped prototype amplifiers to its OEM customers as of April 1996 accounting for 19% of sales in the period ended June 1996. Management expects this sector of the market to show substantial growth during fiscal 1996. The Company believes it is one of the pioneers for low noise, and single channel high power MCLPAs for the worldwide OEM and system operators.

      * International Sales. Sales of wireless products outside the United States (primarily to Western Europe and the Far East) represented approximately 4%, 20% and 45% of net sales during fiscal 1994, fiscal 1995 and the six month period ended June 30, 1996, respectively. The Company believes that cellular and wireless telephony growth worldwide is going to far exceed growth rate experienced in the U.S. The Company is positioning itself with strategic alliances with key OEM's overseas to be a prime source of base station, low noise and multi carrier power amplifiers.


      * Sales and Marketing. The Company's executive officers are involved in all aspects of the Company's relationships with its major OEM and system operator customers. The Company employs a direct sales approach focused on providing its wireless industry customers with unique solutions to satisfy their transmit and receive amplification needs. Sales of the Company's products to OEM and system operators requires close technical liaison with customer engineers and purchasing managers. The Company has entered into technical sales representative agreements for the territories of Maryland, Virginia, Pennsylvania, Washington, D.C., Delaware, New Jersey, Korea, England and parts of Western Europe. By having sales representatives in selected areas the Company can better serve its key customers in these areas and continue to have good relationships with them by providing technical support as well as strong individual based customer service.


      The Company intends to utilize a portion of the net proceeds of this Offering ($410,000) for the purchase of test equipment which enables the Company to adjust its products in order to meet customer specifications. See "Use of Proceeds."

Competition

      The ability of the Company to compete successfully and sustain profitability depends in part upon the rate of which OEM customers incorporate the Company's products into their systems. The Company believes that a substantial majority of the present worldwide production of power amplifiers is captive within the manufacturing operations of a small number of wireless telecommunications OEMs and offered for sale as part of their wireless telecommunications systems. The Company's future success is dependent upon the extent to which these OEMs elect to purchase from outside sources rather than manufacture their own amplification products. There can be no assurance that OEM customers will incorporate the Company's products into their systems or that in general OEM customers will continue to rely, or expand their reliance, on external sources of supply for their power amplification products. Since each OEM product involves a separate proposal by the amplifier supplier, there can be no assurance that the Company's current OEM customers will not rely upon internal production capabilities or a non-captive competitor for future amplifier product needs. The Company's OEM customers continuously evaluate whether to manufacture their own amplification products or purchase them from outside sources. These OEM customers are large manufacturers of wireless telecommunications equipment who could elect to enter the non-captive market and compete directly with the Company. Such increased competition could materially adversely affect the Company's business, financial condition and results of operations. See "Risk Factors- Rapid Technological Change and Intense Competition."

      Certain of the Company's competitors have substantially greater technical, financial, sales and marketing, distribution and other resources than the Company and have greater name recognition and market acceptance of their products and technologies. In addition, certain of these competitors are already established in the wireless amplification market, but the Company believes it can compete with them effectively. No assurance can be given that the Company's competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features. To the extent that OEMs increase their reliance on external sources for their power amplification needs more competitors could be attracted to the market.


      The Company expects its competitors to offer new and existing products at prices necessary to gain or retain market share. The Company expects to experience significant price competition, which could have a materially adverse effect on gross margins. Certain of the Company's competitors have substantial financial resources which may enable them to withstand sustained price competition or downturns in the power amplification market. Currently, the Company competes primarily with non-captive suppliers of power amplification products. The Company believes that its competition, and ultimately the success of the Company, will be based primarily upon service, pricing, reputation and the ability to meet the delivery schedules of its customers.



      There is no present potential that the Company may acquire or merge with a business or company in which the Company's mangement or their affiliates or associates directly or indirectly have an ownership interest. If such potential arises, transactions between the Company and such persons will be on terms no less favorable to the Company that can be obtained from unaffiliated parties. Any such transactions will be subject to the approval of a majority of the disinterested members of the Board of Directors. Management is not aware of any circumstances under which this policy may be changed.


Manufacturing

      The Company assembles, tests, packages, and ships its products at its manufacturing facilities located in Somerset, New Jersey. This facility includes a separate assembly and test facility for various custom products.

      Manufacturing Process. The Company's manufacturing process consists of purchasing components, assembling and testing components and subassemblies, integrating the subassemblies into a final product and testing the product. The Company's amplifiers consist of a variety of subassemblies and components designed or specified by the Company including housings, harnesses, cables, packaged RF power transistors, integrated circuits and printed circuit boards. Most of these components are manufactured by others and are shipped to the Company for final assembly. Each of the Company's products receives extensive in process and final quality inspections and tests.


      The Company's devices, components and other electrical and mechanical subcomponents are generally purchased from multiple suppliers. The Company does not have any written agreement with any of its suppliers. The Company has followed a general policy of multiple sourcing for most of its suppliers in order to assure a continuous flow of such supplies. However, the Company does purchase certain transistors produced by a single manufacturer because of the high quality of its components. The Company believes it is unlikely that such transistors would become unavailable, however, if that were to occur, there are multiple manufacturers of generally comparable transistors. The Company would require a period of time to "return" its products to function properly with the replacement transistors. The Company believes that the distributors of such transistors maintain adequate inventory levels, which would mitigate any adverse effect on the Company's production in the event unavailability or shortage of such transistors. If for any reason the Company could not obtain comparable replacement transistors or could not return its products to operate with the replacement transistors, the Company's business, financial condition and results of operations could be adversely affected.


      The Company currently utilizes discrete circuit technology on printed circuit boards which are designed by the Company and provided by suppliers to the Company's specifications. All transistors and other semiconductor devices are purchased in sealed packages ready for assembly and testing. Other components such as resistors, capacitors, connectors or mechanical supported subassemblies are also manufactured by others. Components are ordered from suppliers under master purchase orders with deliveries timed to meet the Company's production schedules. As a result, the Company maintains a low inventory of components, which could result in delay in production in the event of delays in such deliveries.

      The Company is in the process of integrating automated equipment to place surface mount components on printed circuit boards.

      Microwave Integrated Circuit Manufacturing Facility. The Company is planning to install a facility to support assembly and testing of custom RF and microwave amplifiers and other passive components for which miniaturization is particularly important. Handling of all components, assembly and testing is undertaken in environmentally controlled surroundings. The Company believes that this approach may be used as a core technology for PCS products in the future and the Company may use its capability and technology in conceptualization and implementation of PCS amplifiers and related products. However, the Company to date has not manufactured PCS products utilizing the approach and no assurance can be made that the Company will be able to make such products utilizing the approach. There currently are adequate and readily available sources for all components used in the Company's custom products.


      In connection with the Company's transition to an automated manufacturing process, the Company intends to introduce computerized surface-mount machinery and related process equipment to support automated assemblies. The Company anticipates the transition to commence in the second quarter of 1997. See "Risk Factors - Need to Implement Automated Manufacturing Processes; Dependence on Contract Manufacturers; Limited Number of Suppliers."

      The Company intends to utilize a portion of the net proceeds of this Offering ($600,000) for the purchase of manufacturing equipment necessary to manufacture the Company's products and mechanically assemble components of the Company's products. See "Use of Proceeds."

Research, Engineering and Development



      The Company's research, engineering and development efforts are focused on the design of amplifiers for new protocols, the improvement of existing product performance, cost reductions and improvements in the manufacturability of existing products.


      The Company has historically devoted a significant portion of its resources to research, engineering and development programs and expects to continue to allocate significant resources to these efforts. The Company's research, engineering and development expenses in fiscal 1994 and 1995 were approximately $330,000 and $370,000, respectively, and represented approximately 9% and 21%, respectively, of net revenues. The Company's research, engineering and development expenses for the six months ended June 30, 1996 were approximately $531,000 representing 45% of net revenues. These efforts were primarily dedicated to the development of the linear feed forward, high power, low distortion amplifiers, resulting in the Company's models for AMPS, TACS, NMT-450 and PCS-1900. The Company intends to utilize a portion of the net proceeds of this Offering ($550,000) for research, engineering and development to further develop the Company's products and to develop the Company's next generation of products. See "Use of Proceeds."

      The Company uses the latest equipment and computer aided design and modeling, solid state device physics, advanced digital signal processing ("DSP") and digital control systems, in the development of its products in the specialized engineering and research departments.

      The Company uses a CAD environment employing networked work stations to model and test new circuits. This design environment, together with the Company's experience in interference cancellation technology and modular product architecture, allows the Company to rapidly define, develop and deliver new and enhanced products and subsystems sought by its customers.

      The markets in which the Company and OEM customers compete are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services.
 See "Risk Factors- Rapid Technological Change and Intense Competition."

Patents Pending, Proprietary Technology and Other Intellectual Property

      The Company's ability to compete successfully and achieve future revenue growth will depend, in part, on its ability to protect its proprietary technology and operate without infringing the rights of others. The Company has a policy of seeking patents, when appropriate, on inventions resulting from its ongoing research and development and manufacturing activities.


      Presently, the Company has a patent application pending (No. 08/508,163) (for which a notice of allowance has been issued by the United States Patent and Trademark Office) with respect to its Pre-Distortion and Pre-Distortion Linearzation technology which, the Company believes, is more effective in reducing distortion then other currently available technology. There can be no assurance that the Company's pending patent application will be allowed or issued or that issued or pending patents will not be challenged or circumvented by competitors.

      Notwithstanding the Company's active pursuit of patent protection, the Company believes that the success of its amplifier business depends more on its specifications, CAE/CAD design and modeling tools, technical processes and employee expertise than on patent protection. The Company generally enters into confidentiality and non-disclosure agreements with its employees and limits access to and distribution of its proprietary technology. The Company may in the future be notified that it is infringing certain patent and/or other intellectual property rights of others. Although there are no such pending lawsuits against the Company or unresolved notices that the Company is infringing intellectual property rights of others, there can be no assurance that litigation or infringement claims will not occur in the future. See "Risk Factors-Proprietary Technology; Risk of Third Party Claims of Infringement."

Governmental Regulations


      The Company's customers must obtain regulatory approval to operate their base stations. The United States Federal Communications Commission ("FCC") recently adopted new regulations that impose more stringent RF and microwave emissions standards on the telecommunications industry. There can be no assurance that the Company's customers will comply with such regulations which could materially adversely affect the Company's business, financial condition and results of operations. The Company manufactures its products according to specifications provided by its customers, which specifications are given to comply with applicable regulations. The Company does not believe that costs involved with manufacturing to meet specifications will have a material impact on its operations. There can be no assurances that the adoption of future regulations would not have a material adverse affect on the Company's business.


Employees

      As of June 30, 1996, the Company had a total of 51 employees, including 28 in operations, 16 in engineering, 2 in sales and marketing, 3 in quality assurance and 2 in administration. The Company believes its future performance will depend in large part on its ability to attract and retain highly skilled employees. None of the Company's employees is represented by a labor union and the Company has not experienced any work stoppages. The Company considers its employee relations to be good.

Facilities


      The Company leases (from an unaffiliated party) approximately 21,000 square feet at 144 Belmont Drive, Somerset, New Jersey 08873 which serves as the

Company's executive offices and manufacturing facility. The lease term commenced on May l, 1996 and expires on April 30, 1999. The annual rental is $168,000. The Company has the option to extend the term of the lease for a three (3) year period so long as it exercises the option for the entire building (36,405 square feet) less space leased to third parties. Management believes that such lease contains fair and reasonable terms.



      The Company leases (from an unaffiliated party) approximately 6,000 square feet at Building 7, Unit 9, Ilene Court, Belle Mead, New Jersey 08502 which until April 1996 served as the Company's executive offices and now are utilized as its mechanical operations. The lease term expires on October 31,

1997. The annual rental increases to a maximum of $40,500. Total rental expenses for the years ended December 31, 1994 and 1995 were $34,295 and $37,000, respectively. Management believes that such lease contains fair and reasonable terms.


Environmental Regulations

      The Company is subject to Federal, state and local governmental regulations relating to the storage, discharge, handling, emissions, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the Company's products. The Company believes that it is currently in compliance in all material respects with such regulations. Failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its manufacturing process, cessation of operations or other actions which could materially and adversely affect the Company's business, financial condition and results of operations.

Legal Proceedings

      The Company is not a party to any material litigation or governmental proceeding that management believes would result in judgments or fines that would have a material adverse effect on the Company.

                                  MANAGEMENT

      The following persons are the directors and the executive officers of the Company. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Officers are elected annually by the Board of Directors to serve at the pleasure of the Board.

      Name             Age        Position Held
      ----             ---        -------------

Devendar S. Bains*     45     Chairman of the Board, President, Chief Executive
                              Officer, Treasurer and Director

Tarlochan Bains*       47     Vice President-Sales & Marketing and Director

Nirmal Bains           39     Secretary

Robert S. Benou*       60     Director

William A. Suter       45     RF Design Manager


Harris Freedman        61     Vice President - Strategic Alliances



Sharon Will            36     Vice President - Corporate Communications and
                              Investor Relations


 *  Member of the Compensation Committee and Audit Committee.

 Devendar S. Bains has been Chairman of the Board, President, Chief Executive Officer, Treasurer and a director of the Company since its inception in 1988. From 1983 to 1988 Mr. Bains was Group Project Leader of Amplifier division of Microwave Semiconductor Corporation. Previously, Mr. Bains was employed at G.E.C. in Coventry, England. Mr. Bains received a Bachelor's Degree in Electronic Engineering from Sheffield University, England, and a Masters Degree from the University of Leeds and Sheffield, England. Mr. Bains is the brother of Tarlochan Bains and the husband of Nirmal Bains.

 Tarlochan Bains has been Vice President of Sales and Marketing since 1991. Previously, Mr. Bains was Technical Manager at Land Rover in Solihull, England. He has a Masters Degree in Mechanical Engineering from Hatfield Polytechnic, England. Mr. Bains is the brother of Devendar S. Bains and the brother-in-law of Nirmal Bains.

 Nirmal Bains has been Secretary of the Company since 1989. She has a degree in Computer Programming from Cittone Institute in New Jersey. Mrs. Bains is the wife of Devendar S. Bains and the sister-in-law of Tarlochan Bains.

 Robert S. Benou has been a Director of the Company since December 1995. Since 1968 Mr. Benou has been the Chairman of the Board, President and Chief Executive Officer of Conolog Corporation, a publicly traded company on Nasdaq. Conolog is engaged in the design, manufacture and distribution of electronic and electromagnetic components and subassemblies for use in telephones, radio and microwave transmission and reception and communication. Mr. Benou is a graduate of Victoria College and has a Bachelor of

Science from Kingston College, England and a Bachelor of Science in Electronic Engineering from Newark College of Engineering.

 William A. Suter is the RF Design Manager of the Company responsible for the design and development of the Company's products. Previously he was Senior Design Engineer for Amplifonix, Inc. from August 1993 to November 1995, Plessey SA from November 1989 to June 1993, BH Electronics from February 1989 to October 1989, and Communication Techniques, Inc. from February 1986 to February 1987. Mr. Suter has published various articles on amplification methods and technology in several industry publications. Mr. Suter has a Bachelors of Science in Electronic Engineering from the University of Cape Town, South Africa.


 Harris Freedman has served as Vice President - Strategic Alliances of the Company since July 1996. Since August 1994 he has been Vice President of Hemispherx Biopharma, Inc., a publicly traded company listed on Nasdaq. He is the Secretary of SMACS Holdings Corp. a private company which provides strategic-alliance services to emerging technology companies in the private and public markets. His business experience has encompassed developing significant business contacts and acting as an officer or director of several companies in the pharmaceutical, health care and entertainment fields. Mr. Freedman was Vice President of U.S. Alcohol Testing of America, Inc., from August 1990 to February 1991. Additionally, he was Vice President - East Coast Marketing for MusicSource U.S.A., Inc from October 1992 to January 1994. Mr. Freedman attended New York University from 1951 to 1954.



 Sharon Will has been Vice President - Corporate Communications and Investor Relations of the Company since July 1996. Since November 1994 she has been Vice President of Hemispherx Biopharma, Inc., a publicly traded company listed on Nasdaq. She was a registered sales representative and Senior Vice President for Institutional Sales at Westfield Financial Corporation from September 1994 to October 1994. She was a registered sales representative with Marsh Block Corporation from July 1994 to September 1994. From October 1993 to July 1994 she served as a registered sale representative at Seaboard Securities Corp. From October 1991 to present, Ms. Will has been President of Worldwide Marketing Inc. a manufacturers' representative of various companies selling to the retail trade markets. Ms. Will was the National Sales Manager of Innovo, Inc., a domestic manufacturer of textiles, from October 1989 to November 1991. She attended Baylor College as an undergraduate for two years with a primary focus on chemistry.


      The Company has established a compensation committee and an audit committee. The compensation committee reviews executive salaries, administers any bonus, incentive compensation and stock option plans of the Company, including the Amplidyne, Inc. 1996 Incentive Stock Option and Stock Appreciation Rights Plan, and approves the salaries and other benefits of the executive officers of the Company. In addition, the compensation committee consults with the Company's management regarding pension and other benefit plans, and compensation policies and practices of the Company.

      The audit committee reviews the professional services provided by the Company's independent auditors, the independence of such auditors from management of the Company, the annual financial statements of the Company and the Company's system of internal accounting controls. The audit committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention.

Executive Compensation

      The following table sets forth the aggregate compensation paid by the Company for the years ended December 31, 1994 and 1995 to its Chief Executive Officer. No other employee received compensation in excess of $100,000.

Name                     Year   Salary      Bonus         Other Compensation
----                     ----   ------      -----         ------------------

Devendar S. Bains,
 Chairman,               1995   $85,000     -0-           $20,000(1)
 Chief Executive         1994   $85,000     $200,000      $10,000(1)
 Officer, President
 and Treasurer

(1) Represents payment for health insurance and automobile lease payments on behalf on such individual.

Employment Agreements

      The Company has entered into five-year employment agreements commencing May 1, 1996 with each of Devendar Bains (Chairman, Chief Executive Officer, President and Treasurer), Tarlochan Bains (Vice President - Sales & Marketing), and Nirmal Bains (Secretary). The employment agreements provide for annual base salaries of $162,000, $100,000 and $50,000 with respect to Devendar Bains, Tarlochan Bains and Nirmal Bains, respectively. The employment agreements provide for discretionary bonuses to be determined in the sole discretion of the Board of Directors and contain covenants not to compete with the Company for a two year period following termination of employment.

      The Company has entered into a two-year agreement commencing December 1995 and ending December 1997 with Robert Benou. Mr. Benou is to provide the Company with such services as requested by the Company. Under such agreement, Mr. Benou will receive compensation of $30,000 per year for a minimum of two years.

      In December 1995 the Company entered into three-year employment agreements with each of Harris Freedman and Sharon Will, Vice President for Strategic Alliances and Vice President for Corporate Communications and Investor

Relations, respectively. Under the terms of each agreement they are to be paid $60,000 per annum through December 1998.

Stock Option Plans and Agreements

      Incentive Option Plan - In May 1996, the Directors of the Company adopted and the stockholders of the Company approved the adoption of the Company's 1996 Incentive Stock Option Plan (" Incentive Option Plan"). The purpose of the Incentive Option Plan is to enable the Company to encourage key employees and Directors to contribute to the success of the Company by granting such employees and Directors incentive stock options ("ISOs").

      The Incentive Option Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors (the "Committee") which will determine, in its discretion, among other things, the recipients of grants, whether a grant will consist of ISOs or a combination thereof, and the number of shares to be subject to such options.

      The Incentive Option Plan provides for the granting of ISOs to purchase Common Stock at an exercise price to be determined by the Board of Directors or the Committee not less than the fair market value of the Common Stock on the date the option is granted.

      The total number of shares with respect to which options may be granted under the Incentive Option Plan is 1,500,000. ISOs may not be granted to an individual to the extent that in the calendar year in which such ISOs first become exercisable the shares subject to such ISOs have a fair market value on the date of grant in excess of $100,000. No option may be granted under the Incentive Option Plan after May 2006 and no option may be outstanding for more than ten years after its grant. Additionally, no option can be granted for more than five (5) years to a stockholder owning 10% or more of the Company's outstanding Common Stock and such options must have an exercise price of not less than 110% of the fair market value on the date of grant.

      Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash or in shares of Common Stock, or in a combination of both. The Company may lend to the holder of an option funds sufficient to pay the exercise price, subject to certain limitations.

      The Incentive Option Plan may be terminated or amended at any time by the Board of Directors, except that, without stockholder approval, the Incentive Option Plan may not be amended to increase the number of shares subject to the Incentive Option Plan, change the class of persons eligible to receive options under the Incentive Option Plan or materially increase the benefits of participants.

      In May 1996, 1,267,000 options to purchase Common Stock under the Incentive Option Plan were granted to 40 employees ("Employee Options") , including Dave Bains (1,000,000 options), Tarlochan Bains (100,000 options) and Nirmal Bains (50,000 options), the Company's Chief Executive Officer, Vice

President-Sales and Marketing and Secretary, respectively. See "Principal Stockholders." No determinations have been made regarding the persons to whom options will be granted in the future, the number of shares which will be subject to such options or the exercise prices to be fixed with respect to any option. The Employee Options are exercisable at $4.00 which will vest, as to 33.33%, one year from the date of grant (May 1997) and, as to the remainder, ratably over the following two-year period (33.33% in May 1998 and 33.33% in May
1999).

      In addition, in May 1996, 30,000 options were granted to 1 employee ("Key Employee Options") which are exercisable at $1.00 which will vest, as to 33.33%, one year from the date of grant (May 1997) and, as to the remainder, ratably over the following two-year period (33.33% in May 1998 and 33.33% in May 1999).

                            PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding shares of Common Stock beneficially owned as of the date of this Prospectus by (i) each person, known by the Company to be the beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock, (ii) each of the Company's directors and (iii) all of the Company's officers and directors as a group.

Name of Beneficial       Number of Shares     Percentage Ownership   Percentage Ownership
 Owner*                 of Common Stock(1)    Prior to the Offering      After Offering
------------------      ------------------    ---------------------  --------------------
Devendar S. Bains(2)       2,000,000                  70.18                 49.38
Tarlochan Bains(3)              --                      --                    --
Nirmal Bains(2)(4)         2,000,000                  70.18                 49.38
Robert S. Benou               50,000                   1.75                  1.23
Harris Freedman(5)           151,667                   5.21                  3.75
Sharon Will(6)               165,000                   5.68                  4.02

All Officers and
Directors as a group
(6 persons)                2,366,667                  79.76                 56.80

----------
*     Unless otherwise indicated, the address of all persons listed in this section is c/o Amplidyne, Inc., 144 Belmont Drive, Somerset, NJ 08873.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming those options that are held by such person and that are exercisable within 60 days from the date of the Prospectus have been exercised.


(2) Mr. Devendar Bains is the husband of Mrs. Nirmal Bains and the brother of Mr. Tarlochan Bains. Mr. Devendar Bains is the record holder of such Shares. Does not include 1,000,000 Employee Options. See "Management-Stock Option Plans and Agreements."

(3) Does not include 100,000 Employee Options. See "Management - Stock Option Plans and Agreements."

(4) Does not include 50,000 Employee Options. See "Management - Stock Option Plans and Agreements."


(5 The address for such person is 1241 Gulf of Mexico Drive, Longboat Key, Florida 34228. Mr. Freedman is the Vice President - Strategic Alliances of the Company. Includes 90,000 shares of Common Stock and 61,667 warrants to purchase Common Stock at $2.50 per share. Does not include an additional 123,333 of such warrants. See "Management" and "Description of Securities."



(6) The address for such person is RRI Box 132, Millerton, New York 12546. Ms. Will is the Vice President - Corporate Communications and Investor Relations of the Company. Includes 110,000 shares of Common Stock and 55,000 warrants to purchase Common Stock at $2.50 per share. Does not include an additional 110,000 of such warrants. See " Management" and "Description of Securities."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      All of the sales of securities prior to the date hereof were made in reliance upon Section 4(2) of the 1933 Act, which provides exemption for transactions not involving a public offering.

      The Company was incorporated on December 14, 1995 pursuant to the laws of the State of Delaware as the successor to Amplidyne, Inc., a New Jersey corporation ("Amplidyne-NJ"), which was incorporated in October 1988. The Company was organized to effectuate a reincorporation of Amplidyne-NJ with and into the Company on December 22, 1995.

      Between January 1994 and April 1996, Devendar S. Bains, the Company's President and Chief Executive Officer, loaned the Company an aggregate of $350,000 without interest, payable on demand, all of which will be repaid at the closing of this Offering. See "Use of Proceeds."

      The Company intends to indemnify its officers and directors to the full extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its agents for expenses and amounts paid in third party actions and, upon court approval in derivative actions, if the agents acted in good faith and with reasonable care. A majority vote of the Board of Directors, approval of the stockholder or court approval is required to effectuate indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

      Transactions between the Company and its officers, directors, employees and affiliates will be on terms no less favorable to the Company than can be obtained from unaffiliated parties. Any such transactions will be subject to the approval of a majority of the disinterested members of the Board of Directors.

                            DESCRIPTION OF SECURITIES

General

      The Company is authorized to issue up to 25,000,000 shares of Common Stock, $.0001 par value per share, of which 2,850,000 Shares were issued and outstanding as of the date of this Prospectus (which were held by 34 persons). After giving effect to this Offering, 4,050,000 shares of Common Stock and 1,200,000 Warrants will be issued and outstanding. The Company's Certificate of Incorporation authorizes 1,000,000 shares of "blank check" Preferred Stock, none of which are outstanding.

Common Stock

      Subject to the rights of holders of Preferred Stock, if any, holders of shares of Common Stock of the Company are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of Common Stock. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities of the Company, including Preferred Stock, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the shares of Common Stock. The Common Stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the Common Stock and the Common Stock is not subject to call. The holders of Common Stock do not have any pre-emptive or other subscription rights.

      Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings including the Annual Meeting, for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.


      All of the issued and outstanding shares of Common Stock are and the shares of Common Stock offered hereby when issued against the consideration set forth in this Prospectus, will be, fully paid, validly issued and non-assessable. The Company has agreed with the Representative that it will not issue any shares of Common Stock for a period of 18 months from the Effective Date without the written consent of the Representative.


Preferred Stock


      None of the 1,000,000 "blank check" preferred shares are currently outstanding. The Board of Directors of the Company have the authority, without further action by the holders of the outstanding Common Stock, to issue shares of Preferred Stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. The Company has agreed with the Representative that it will not issue any shares of Preferred Stock for a period of 18 months from the Effective Date without the written consent of the Representative.

Warrants

      Each Warrant will entitle the registered holder to purchase one share of the Company's Common Stock at an exercise price of $6.00 per share during the four year period commencing one year from the date of this Prospectus. No fractional shares of Common Stock will be issued in connection with the exercise of Warrants. Upon exercise, the Company will pay the holder the value of any such fractional shares in cash, based upon the market value of the Common Stock at such time.

      Unless extended by the Company at its discretion, the Warrants will expire at 5:00 p.m., New York time, on the fifth anniversary of the date of this Prospectus. In the event a holder of Warrants fails to exercise the Warrants prior to their expiration , the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.


      The Company may redeem the Warrants at a price of $.01 per Warrant, at any time once they become exercisable upon not less than 30 days prior to written notice if the average closing price or bid price of the Common Stock as reported by the principal exchange on which the Common Stock is traded, the Nasdaq SmallCap Market or the National Quotation Bureau, Incorporated, as the case may be, equals or exceeds $9.00 per Share for any twenty (20) consecutive trading days ending within five (5) days prior to the date on which notice of redemption is given.

      No Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state or residence of the holder of such Warrants. Although the Company intends to have all shares so qualified for sale in those states where the Securities are being offered and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement there can be no assurance that it will be able to do so.

      A holder of Warrants will not have any rights, privileges or liabilities as a shareholder of the Company prior to exercise of the Warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the Warrants.

      The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of the Company's Common Stock will exceed the exercise price of the Warrants at any time during the exercise period.

      In connection with this Offering, the Company will issue to Patterson Travis, Inc. a Representative's Purchase Option to purchase 120,000 shares of Common Stock ("Representative's Common Stock") and warrants to purchase an additional 120,000 shares of Common Stock ("Representative's Warrants"). The Representative's Common Stock and Representative's Warrant are being registered under the Registration Statement to which this Prospectus is a part.

701 Warrants

      In December 1995, the Company issued 701 Warrants to purchase 350,000 Shares at $2.50 per share pursuant to Rule 701 under the Act to Harris Freedman and Sharon Will, the Company's Vice President for Strategic Alliances and Vice President for Corporate Communications and Investor Relations, respectively, of the Company. See "Management" and "Principal Stockholders." The 701 Warrants vest in one-third increments (commencing June 1996) over a three (3) year period and are exercisable until June 30, 1999.



Options and Warrants


      Between January and February 1996 the Company sold an aggregate of 250,000 shares of Common Stock. The sales of these shares of Common Stock were in connection with a $500,000 private financing in which the Company issued promissory notes in the aggregate amount of $250,000, 250,000 shares of Common Stock and 250,000 options to purchase Common Stock at $2.50 per share. The promissory notes accrue interest at 8% per annum. The principal and accrued interest are payable on the earlier of (i) March 15, 1997 or (ii) the closing of this Offering. See "Use of Proceeds." The options are immediately exercisable until December 31, 1998. The shares of Common Stock underlying the options are being registered hereunder. See "Selling Securityholders."

      In April 1996 the Company sold an aggregate of 300,000 shares of Common Stock. The sales of these shares of Common Stock were in connection with a $600,000 private financing in which the Company issued promissory notes in the aggregate amount of $300,000, 300,000 shares of Common Stock and 300,000 options to purchase Common Stock at $2.50 share. The promissory notes accrue interest at 8% per annum. The principal and accrued interest are payable on the earlier of
(i) March 15, 1997 or (ii) the closing of this Offering. See "Use of Proceeds." The options are immediately exercisable until December 31, 1998. The shares of Common Stock underlying the options are being registered hereunder.
See "Selling Securityholders."


      In connection with a $375,000 bridge financing in September 1996 in which the Company issued promissory notes in the aggregate of $375,000, the Company issued, for no additional consideration, 187,500 Bridge Warrants to purchase Common Stock at $2.50 per share. The Bridge Warrants are exercisable for a three year period commencing one year from the date of this Prospectus. The promissory notes accrue interest at 8% per annum. The principal and accrued interest are payable on the earlier of (i) March 15, 1997 or (ii) the closing of this Offering. See "Use of Proceeds."


Delaware Anti-Takeover Law Provisions

      As a Delaware corporation, the Company is subject to Section 203 of the General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owing 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with such Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by the directors who are also officers of the corporation and by certain employee stock plans), or (iii)

following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and if such business combination is approved by a majority of the board members who were directors prior to any person's becoming an interested stockholder. The provisions of Section 203 requiring a super-majority vote to approve certain corporate transactions could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment of a premium over market price or changes in control or management of the Company.

Limitation on Liability of Directors

      The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit or (v) for breaches of a director's responsibilities under the Federal Securities laws.

  Transfer Agent & Registrar

      The transfer agent and registrar for the Company's securities is American Stock Transfer and Trust Company, 40 Wall Street, New York, NY 10005.

  Shares Eligible for Future Sale

      Upon the consummation of this Offering, the Company will have 4,050,000 shares of Common Stock outstanding. Only those sold in this Offering (1,200,000 shares of Common Stock) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act of 1933, as amended. All of the remaining 2,850,000 shares are deemed to be "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, in that such shares were issued and sold by the Company in private transactions not involving a public offering, all of which are subject to lock-up restrictions described below. 2,000,000 of such Shares may be sold pursuant to Rule 144 as defined below, commencing 90 days after the date of this Prospectus, subject to an 18-month restriction against transfer described below; 300,000 Shares may be sold pursuant to Rule 144 commencing December 1997 subject to an 18-month restriction against transfer; and the remaining 550,000 Shares which were issued in the Bridge Financings may be sold pursuant to Rule 144 commencing January 1998, subject to a 12-month restriction against transfer. The President of the Company (who owns 2,000,000 of the 2,850,000 outstanding Shares) and the directors and/or 5% stockholders of the Company who own 250,000 of the 300,000 above-referenced Shares have agreed not to sell, assign or transfer any securities of the Company owned by them for a period of eighteen
(18) months from the date of this Prospectus without the prior consent of the Representative. The entity that owns the remaining 50,000 of the above-referenced 300,000 Shares together with the Selling Securityholders who own the above-referenced 550,000 Shares have agreed not to sell, assign or transfer any securities of the Company owned by them for a period of eighteen
(18) months and twelve (12) months, respectively, from the date of this Prospectus without the prior consent of the Representative. In the case of the Selling Securityholders, such consent may not be given for a period of six (6) months from the date of this prospectus.

      All of the Company's outstanding options and warrants and the Shares reserved for issuance upon exercise of such convertible securities are subject to restrictions against transfer. See "Risk Factors - Shares Eligible For Future Sale May Adversely Affect The Market" and "Effect of Outstanding Options and Warrants."

      In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or other persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

      Prior to this Offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.


                             SELLING SECURITYHOLDERS

      The registration statement of which this Prospectus forms a part also covers the registration and sale of 550,000 shares of Common Stock underlying 550,000 options issued to certain stockholders (the "Selling Securityholders") in connection with the Company's Bridge Financings. See "Certain Relationships and Related Transactions" and "Description of Securities." The Company will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The securities held by the Selling Securityholders may not be sold until twelve (12) months from the date of this Prospectus, subject to earlier release at the sole discretion of the Representative. Such earlier release may not be granted during the six (6) month period commencing on the date of this Prospectus. The resale of the securities of the Selling Securityholders are subject to Prospectus delivery and other requirements of the Securities Act of 1933, as amended (the "Act"). Sales of such securities or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby. See "Risk Factors - Effect of Outstanding Options and Warrants."

      The securities offered may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters (including the Representative) dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. The securities offered by the Selling Securityholders may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

      At the time a particular offer of securities is made by or on behalf of a Selling Securityholders, to the extent required, a Prospectus will be distributed which will set forth the number of shares being offered and the terms of the Offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for sales purchased from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

      Sales of securities by the Selling Securityholders or even the potential of such sales would likely have an adverse effect on the market prices of the securities offered hereby.

                                  UNDERWRITING

      Subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriters ("Underwriting Agreement") the Underwriters have agreed to purchase from the Company and the Company has agreed to sell to the Underwriters, 1,200,000 shares of Common Stock and 1,200,000 Warrants (collectively the "Securities") offered hereby on a "firm commitment" basis, if any are purchased. The Underwriters have agreed to purchase the number of Securities set forth opposite their names in the table below:

Underwriters                        Number of Securities
------------                        --------------------

Patterson Travis, Inc.

-----------------

-----------------

-----------------                   --------------------

            Total                         1,200,000

      The Securities offered hereby is being offered by the several Underwriters named herein subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offer and to reject any order in whole or in part.

      The Underwriters have advised the Company that they propose to offer the Securities to the public at the initial public offering prices as set forth on the cover page of this Prospectus and that they may allow to certain dealers who are NASD members concessions not to exceed $____ per Share at $___ per Warrant, of which not in excess of $____ per Share and $___ per Warrant may be reallowed to other dealers who are members of the NASD. After the Offering, the public offering prices, concession and reallowance may be changed by the Representative.


      The Company has granted an option to the Representative, exercisable during the thirty (30) day period from the date of this Prospectus, to purchase up to a maximum of 180,000 additional Shares and 180,000 additional Warrants at the Offering prices, less the underwriting discount, to cover over-allotments, if any.

      The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.


      The Company has agreed to pay to the Representative a non-accountable expense allowance of three percent (3%) of the gross proceeds derived from the sale of the Securities offered hereby (less $43,000 for costs and expenses incurred by another underwriter), including any Securities purchased pursuant to the Over-Allotment Option.


      The Company has agreed to sell to the Representative, and to its designees, for an aggregate purchase price of $120, an option (the "Representative's Purchase Option") to purchase up to an aggregate of 120,000 Shares and 120,000 Warrants. The Representative's Purchase Option shall be exercisable during a four (4) year period commencing one (1) year from the Effective Date of this Prospectus. The Representative's Purchase Option may not be assigned, transferred, sold or hypothecated by the Representative until twelve (12) months after the Effective Date of this Prospectus, except to officers of the Representative or to officers and partners of the selling group members in this Offering. The Representative's Purchase Option grant to the holders thereof certain piggyback and demand registration rights. The Representative's Purchase Option is exercisable at one hundred twenty percent (120%) of the initial public offering prices of the Securities. The exercise of the Representative's Purchase Option and the number of Securities covered thereby are subject to adjustment in certain events to prevent dilution.

      The Company has engaged the Representative, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. Additionally, other NASD members may be engaged by the Representative in its solicitation efforts. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed to pay the Representative for bona fide services rendered a commission equal to 8% of the exercise price for each Warrant exercised if the exercise was solicited by the Representative. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrantholders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of Warrants. No compensation will be paid to the Representative in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, the warrantholder has not confirmed in writing that the Representative solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise. In addition, unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, while it is soliciting exercise of the Warrants, the Representative will be prohibited from engaging in any market activities or solicited brokerage activities with regard to the Company's securities unless the Representative has waived its right to receive a fee for the exercise of the Warrants.

      Prior to the date of this Prospectus, all of the officers, directors and principal stockholders of the Company's Common Stock have agreed in writing not to sell, assign or transfer any of their shares of the Company's securities without the Representative's prior written consent for a period of eighteen (18) months from the Effective Date. The remaining stockholders have agreed to a twelve (12) month restriction.

      The Representative may designate a non-director observer to attend meetings of the Company's Board of Directors for a three (3) year period commencing on the Effective Date.


      The Representative has informed the Company that no sales will be made to any account over which the Underwriters exercise discretionary authority.


      The foregoing is a summary of certain provisions of the Underwriting Agreement and Representative's Purchase Option which have been filed as exhibits hereto.

Determination of Public Offering Price

      Prior to this Offering, there has been no public market for the Securities. The initial public offering prices for the Securities has been determined by negotiations between the Company and the Representative. Among the factors considered in the negotiations were the market price of the Company's Common Stock, an analysis of the areas of activity in which the Company is engaged, the present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management, and the general condition of the securities market at the time of this Offering. The public offering prices of the Securities does not necessarily bear any relationship to assets, earnings, book value or other criteria of value applicable to the Company.

      The Company anticipates that the Common Stock and Warrants will be listed for quotation on The Nasdaq Small Cap Market under the symbols "AMPD" and "AMPDW", respectively, but there can be no assurances that an active trading market will develop, even if the securities are accepted for quotation. The Representative intends to make a market in all of the publicly-traded securities of the Company.


                                     EXPERTS

      The financial statements of the Company appearing in this Prospectus and Registration Statement at December 31, 1995 and December 31, 1994 and for the years then ended have been audited by Grant Thornton LLP, Independent Certified Public Accountants, as set forth in its report thereon appearing elsewhere herein and in the Registration Statement, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the Securities being offered hereby will be passed upon for the Company by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022. Bernstein & Wasserman, LLP, is the record owner of 50,000 shares of Common Stock. Bernstein & Wasserman, LLP, has served, and continues to serve, as counsel to the Representative in matters unrelated to this Offering. Legal matters for the Representative will be passed upon by Gerald A. Kaufman, Esq., 33 Walt Whitman Road, Suite 233, Huntington, NY 11746.

                              AVAILABLE INFORMATION

      The Company does not presently file reports and other information with the Securities and Exchange Commission (the "Commission"). However, following completion of this Offering, the Company intends to furnish its stockholders with annual reports containing audited financial statements examined and reported upon by its independent public accounting firm and such interim reports, in each case as it may determine to furnish or as may be required by law. After the effective date of this Offering, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith will file reports, proxy statements and other information with the Commission.

      Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Company has filed, through EDGAR, with the Commission a registration statement on Form SB-2 (herein together with all amendments and exhibits referred to as the "Registration Statement") under the Act of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information reference is made to the Registration Statement.

                                GLOSSARY OF TERMS



AMPS:                         Advanced Mobile Phone Services.
                              AMPS is the current cellular Air Interface standard in the U.S., and pillar of analog cellular network.



Analog transmission
   protocols:                 Transmission of information using analog
                              modulation of signals.



CAD:                          Computer Aided Design.



CAE:                          Computer Aided Engineering.



CAGR:                         Compounded Annual Growth Rate.



Cavity Filters:               Large metallic structures which filter out
                              unwanted signals, but allow the required signal to be transmitted.



CDMA: Code Division Multiple Access. A relatively new generation of Digital Cellular Systems; offers more captivity than the AMPS System.



Communication Amplifiers:     Amplifier used in telecommunication systems.



DCS-1800:                     Digital Communication Service at 1800 Mhz.



Digital Control Systems:      Control system based on a microprocessor which
                              uses digital signals to achieve control.




Digital Signal Processing
(DSP): A means of processing information in a digital format.



Distortion Cancellation:      A means of canceling distortion by using
                              pre-distortion, feed forward or both.



Dual Feed Forward Loops:      Consists of two feed forward loops to minimize
                              distortion.



ETACS:                        Extended Total Access Communications Systems.



Feed Forward:                 A means of canceling distortion in an amplifier.



FHMA: Frequency Hopping Multiple Access. A transmission reducer in which the frequency of transmission frequently changes.



GaAsFET:                      Galium Arsenide Field Effect Transistors.

Gigahertz (Ghz):              Transmission frequency at the rate of
                              1,000,000,000 cycles per second.



GSM:                          Global System for Mobile Communications.



High Power Linear Amplifier:  Amplifiers used for single channel linear amplification.




IMD: Measure of Intermodulation Distortion below carrier level.



Interference Cancellation:    A means of canceling interference in an amplifier
                              by using pre- distortion or feed forward or both.



Linear Class A Amplifiers:    Classical design for minimal distortion.



Linear Class AB Amplifiers:   Amplifiers designed for better efficiency; the
                              linearity performance is not as good as Class A.



Linearity:                    A measure of linear performance of an amplifier
                              (ie., the more linear an amplifier the better the quality of the signal amplified through it).



Local Loop:                   Interconnection of phone lines (ie., such as an
                              apartment complex to a public switched network).



Low Noise Amplifier (LNA):    An amplifier used in the receive section of a base
                              station which amplifies a weak, noisy signal with minimal additional noise.



Megahertz (Mhz):              A unit of frequency equal to 1,000,000 cycles per
                              second.



Mini Cell Amplifier:          Small base station used in highly urbanized areas
                              requiring physically small amplifiers called "Mini
                              Cell Amplifiers."



Multicarrier Linear Power
Amplifier (MCLPA):            Amplifier that will transmit multiple signals with
                              minimal distortion.




NMT: Nordic Mobile Telephone. System widely used in Denmark, Finland, Norway, & Sweden.



OEM:                          Original Equipment Manufacturer.



PCS:                          Personal Communications Systems.



PCS Band:                     Personal Communications Systems, which use
                              transmit and receive frequency bands as allocated by the FCC.

Pre-distortion:               A means of reducing distortion in an amplifier.



Pre-distortion Feed
  Forward Amplifiers:         Amplifiers used to minimize distortion by the use
                              of pre-distortion and feed forward.



Pre-distortion Linearization: A means of linearizing an amplifier by the use of pre-distortion.



PSTN:                         Public Switch Telephone Network.



RF:                           Radio Frequency.



Silicon Bipolar FET:          Type of transistor based on silicon technology.



Single Channel
    Power Amplifier:          Amplifier that amplifies one channel or one signal

                              without creating excessive distortion.



SMR: Specialized Mobile Radio, widely expected to be used by Cab Services.



TACS: Total Access Communications Systems, widely used in the United Kingdom.



TDMA: Time Division Multiple Access. System which allow transmissions by allocated time slots.



Terrestrial Radio Systems:    Radio systems consisting of tower mounted antennas
                              at distances in excess of 10 miles, used to transmit radio signals.



Transceiver:                  Equipment that transmits and receives information
                              simultaneously.



Transistor:                   A small electronic semiconductor device used
                              extensively in the electronic industry.



Ultra Linear Power
Amplifiers:                   Amplifiers used to transmit multicarrier signals
                              with minimal distortion.



Wave Form:                    All signals transmitted by an amplifier can be
                              analyzed by looking at the shape of the waves and its output. This composite signal is called a wave form.



Watt: A metric unit of power equal to the work done at the rate of one joule per second or to the power produced by a current of one ampere across a potential difference of one volt.

                                 Amplidyne, Inc.

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----

Report of Independent Certified Public Accountants                      F-2

Financial Statements

        Balance Sheets                                                  F-3

        Statements of Operations                                        F-5

        Statement of Stockholders' Equity                               F-6

        Statements of Cash Flows                                        F-7

        Notes to Financial Statements                                 F-8 - F-19

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
    Amplidyne, Inc.

We have audited the accompanying balance sheets of Amplidyne, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amplidyne, Inc., and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Grant Thornton LLP
----------------------
GRANT THORNTON LLP


Parsippany, New Jersey

May 17, 1996, except for Note K as to
  which the date is September 30, 1996

                                 Amplidyne, Inc.

                                 BALANCE SHEETS

                                                December 31,           June 30,
                                          ------------------------
               ASSETS                        1994          1995         1996
                                          ----------    ----------   -----------
                                                                     (unaudited)

CURRENT ASSETS
    Cash                                  $    3,337    $  153,747    $   13,393
    Accounts receivable, net of
      allowance for doubtful
      accounts of $10,000 in
      1995 and 1996                          408,835       165,702       585,307
    Inventory                                285,366       281,078       469,235
    Refundable income taxes                   19,479        28,235         5,665
                                          ----------    ----------    ----------
         Total current assets                717,017       628,762     1,073,600

PROPERTY AND EQUIPMENT
    Machinery and equipment                   99,697       132,067       381,988
    Furniture and fixtures                     9,444        13,144        37,240
    Autos and trucks                          19,923        19,923        19,923
    Leasehold improvements                    16,070        21,220        24,876
                                          ----------    ----------    ----------
                                             145,134       186,354       464,027
    Less accumulated depreciation
     and amortization                         73,940       103,951       132,179
                                          ----------    ----------    ----------
                                              71,194        82,403       331,848

DEFERRED REGISTRATION COSTS                                               45,000
OTHER ASSETS                                  26,245        11,100        35,000
                                          ----------    ----------    ----------
                                          $  814,456    $  722,265    $1,485,448
                                          ==========    ==========    ==========

The accompanying notes are an integral part of these statements.

                                 Amplidyne, Inc.

                                 BALANCE SHEETS

           LIABILITIES AND                              December 31,
                                                -------------------------        June 30,
        STOCKHOLDERS' EQUITY                        1994           1995           1996
                                                -----------    -----------    -----------
                                                                              (unaudited)
CURRENT LIABILITIES
  Bank line of credit                                          $   230,000    $   230,000
  Notes payable                                                                   550,000
  Current maturities of lease obligations       $     9,425         78,365        157,936
  Accounts payable                                  196,010        287,498        420,620
  Accrued expenses                                  150,928        184,429        113,651
  Customer advances                                  35,980        155,932         11,800
  Stockholders' loan                                120,716        270,716        350,000
                                                -----------    -----------    -----------
    Total current liabilities                       513,059      1,206,940      1,834,007

LONG-TERM LIABILITIES
  Lease obligations                                   9,846         69,451        404,455

STOCKHOLDERS' EQUITY
  Preferred stock - authorized, 1,000,000
    shares of no stated value; no shares
    issued and outstanding
  Common stock - authorized, 25,000,000
    shares of $.0001 par value; 2,850,000
    shares issued and outstanding at June 30,
    1996 and 2,100,000 shares
    issued and outstanding
    at December 31, 1995 and 1994                       210            210            285
  Additional paid-in capital                          4,790      1,184,790      4,360,431
  Deferred financing costs                                                     (1,096,875)
  Retained earnings (accumulated deficit)           286,551     (1,739,126)    (4,016,855)
                                                -----------    -----------    -----------
                                                    291,551       (554,126)      (753,014)
                                                -----------    -----------    -----------
                                                $   814,456    $   722,265    $ 1,485,448
                                                ===========    ===========    ===========

The accompanying notes are an integral part of these statements.

                                 Amplidyne, Inc.

                            STATEMENTS OF OPERATIONS

                                            Year ended December 31,      Six months ended June 30,
                                          --------------------------    --------------------------
                                              1994           1995           1995           1996
                                          -----------    -----------    -----------    -----------
                                                                        (unaudited)    (unaudited)

Net sales                                 $ 3,575,132    $ 1,810,222    $ 1,049,441    $ 1,272,207
Cost of goods sold                          2,712,960      1,756,365        893,401      1,106,426
                                          -----------    -----------    -----------    -----------
    Gross profit                              862,172         53,857        156,040        165,781

Operating expenses
  Selling, general and administrative         721,993        527,150        298,311        529,021
  Research, engineering and development       333,306        372,334         85,367        531,364
                                          -----------    -----------    -----------    -----------
    Operating loss                           (193,127)      (845,627)      (227,638)      (894,604)

Other nonoperating expense
  Stock compensation and financing
    costs                                                  1,180,000                     1,383,125
                                          -----------    -----------    -----------    -----------
    Loss before income taxes                 (193,127)    (2,025,627)      (227,638)    (2,277,729)

Provision for income taxes (benefit)          (15,260)            50
                                          -----------    -----------    -----------    -----------
    NET LOSS                              $  (177,867)   $(2,025,677)   $  (227,638)   $(2,277,729)
                                          ===========    ===========    ===========    ===========

Net loss per share                        $      (.05)   $      (.64)   $      (.07)   $      (.71)
                                          ===========    ===========    ===========    ===========
Weighted average number of shares
  outstanding                               3,187,500      3,187,500      3,187,500      3,187,500
                                          ===========    ===========    ===========    ===========

The accompanying notes are an integral part of these statements.

                                 Amplidyne, Inc.


                        STATEMENT OF STOCKHOLDERS' EQUITY

                     Years ended December 31, 1994 and 1995

                                             Common stock            Additional     Deferred        Retained
                                       -------------------------      paid-in       financing       earnings
                                          Shares      Par value       capital          cost         (deficit)        Total
                                       -----------   -----------    -----------    -----------    -----------    -----------

Balance at December 31, 1993             2,100,000   $       210    $     4,790                   $   464,418    $   469,418

Net loss for 1994                                                                                    (177,867)      (177,867)
                                       -----------   -----------    -----------                   -----------    -----------

Balance at December 31, 1994             2,100,000           210          4,790                       286,551        291,551

Net loss for 1995                                                                                  (2,025,677)    (2,025,677)
Assignment of common stock                                              400,000                                      400,000
Stock-related compensation expense                                      780,000                                      780,000
                                       -----------   -----------    -----------                   -----------    -----------

Balance at December 31, 1995             2,100,000           210      1,184,790                    (1,739,126)      (554,126)

Net loss for the period (unaudited)                                                                (2,277,729)    (2,277,729)
Private placement                          550,000            55        549,945                                      550,000
Financing expense                                                     2,480,000    $(1,096,875)                    1,383,125
Contributed capital                                                     125,716                                      125,716
Exercise of options                        200,000            20         19,980                                       20,000
                                       -----------   -----------    -----------    -----------    -----------    -----------

Balance at June 30, 1996 (unaudited)     2,850,000   $       285    $ 4,360,431    $(1,096,875)   $(4,016,855)   $  (753,014)
                                       ===========   ===========    ===========    ===========    ===========    ===========

The accompanying notes are an integral part of this statement.

                                 Amplidyne, Inc.

                            STATEMENTS OF CASH FLOWS

                                                    Year ended December 31,       Six months ended June 30,
                                                  --------------------------    ---------------------------
                                                      1994           1995           1995           1996
                                                  -----------    -----------    -----------    -----------
                                                                                (unaudited)    (unaudited)

Cash flows from operating activities
  Net loss                                        $  (177,867)   $(2,025,677)   $  (227,638)   $(2,277,729)
                                                  -----------    -----------    -----------    -----------
  Adjustments to reconcile net loss to net cash
    (used in) provided by operating activities
      Depreciation and amortization                    22,676         30,011         16,146         28,228
      Stock compensation expense                                   1,180,000                     1,383,125
      Changes in assets and liabilities
        Accounts receivable                           (14,247)       243,133        204,062       (419,605)
        Inventories                                    45,914          4,288         92,607       (188,157)
        Prepaid expenses and other assets             (18,633)         6,389         (8,806)       (46,330)
        Accounts payable and accrued
          expenses                                     97,674        124,989        (19,034)        62,344
        Income taxes payable                           (8,259)
        Customer advances                              35,980        119,952        (35,980)      (144,132)
                                                  -----------    -----------    -----------    -----------
      Total adjustments                               161,105      1,708,762        248,995        675,473
                                                  -----------    -----------    -----------    -----------
      Net cash (used in) provided by
        operating activities                          (16,762)      (316,915)        21,357     (1,602,256)
                                                  -----------    -----------    -----------    -----------
Cash flows from investing activities
  Purchase of fixed assets                            (40,443)       (41,220)       (22,029)       (79,563)
                                                  -----------    -----------    -----------    -----------
Cash flows from financing activities
  Proceeds from bank line of credit                                  230,000         50,000
  Proceeds from notes payable                                                                      550,000
  Lease obligations                                    19,271        128,545         (4,550)       216,465
  Proceeds from (repayment to) stockholder            (14,700)       150,000                       205,000
  Stock issuance                                                                                   570,000
                                                  -----------    -----------    -----------    -----------

      Net cash provided by (used in)
        financing activities                            4,571        508,545         45,450      1,541,465
                                                  -----------    -----------    -----------    -----------
      NET INCREASE (DECREASE)
        IN CASH AND CASH
        EQUIVALENTS                                   (52,634)       150,410         44,778       (140,354)
Cash and cash equivalents at beginning of year         55,971          3,337          3,337        153,747

                                                  -----------    -----------    -----------    -----------
Cash and cash equivalents at end of year          $     3,337    $   153,747    $    48,115    $    13,393
                                                  ===========    ===========    ===========    ===========
Supplemental disclosures of cash flow
  information:
   Cash paid during the year for
     Interest                                     $       229    $    11,426    $     1,629    $    19,377
     Income taxes                                      14,479          9,496          7,596           --

The accompanying notes are an integral part of these statements.

                                 Amplidyne, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1994 and 1995
  (Amounts and information applicable to June 30, 1995 and 1996 are unaudited)

NOTE A - REORGANIZATION AND NATURE OF BUSINESS

     Amplidyne, Inc. (the "Company") was originally incorporated on October 24, 1988 as a New Jersey corporation. Its principal line of business is the custom manufacturing of amplifiers for wireless communication products. Many of its customers are large, international telecommunications original equipment manufacturers ("OEM") for which products are manufactured to their specifications.

     On December 14, 1995, Amplidyne, Inc. was incorporated as a Delaware corporation and authorized to issue 25,000,000 shares of common stock with a par value of $.0001, and 1,000,000 shares of preferred stock with no stated value.

     On December 22, 1995, Amplidyne, Inc. (the predecessor company) was merged into Amplidyne, Inc., the Delaware corporation. Each share of the predecessor company, 100 shares outstanding, was exchanged for 21,000 shares of the new entity. As a result, the sole shareholder of the predecessor owned 2,100,000 shares of the new entity after the merger.

     On December 22, 1995, the Company's principal shareholder entered into stock assignment agreements with an individual and a law firm, which assigned without cost 50,000 shares each for services previously rendered to the Company. For financial reporting purposes, the difference between the cost to the assignees (zero) and $4.00 (the estimated fair market value per share), which aggregates $400,000, is considered to be a contribution to capital by the principal stockholder and consulting expense charged to operations in 1995.

     In December 1995, the Company entered into employment agreements with its Vice-President of Corporate Communications and Investor Relations and its Vice-President of Strategic Alliances. Under the terms of each agreement, the officers will be paid $60,000 per year (paid monthly) each for thirty-six months beginning in January 1996. The aggregate compensation will be charged ratably to operations beginning in January 1996. In addition, the officers were given the opportunity to purchase an aggregate of 200,000 shares at $.10 per share upon execution of the agreements and purchased such shares in April 1996. For financial reporting purposes, the difference between the $.10 per share and $4.00 (the estimated fair market value per share) is considered to be compensation ($780,000), which was charged to operations in December 1995 with a corresponding amount credited to paid-in capital.

                                 Amplidyne, Inc.

                           December 31, 1994 and 1995
  (Amounts and information applicable to June 30, 1995 and 1996 are unaudited)

NOTE A (continued)

     Also in December 31, 1995, the Company granted warrants to the officers whereby they have the option to purchase up to 350,000 shares of stock at $2.50 per share. The warrants are exercisable one-third after June 30, 1996, two-thirds after June 30, 1997 and 100% on June 30, 1998. For financial reporting purposes, the difference between the $2.50 per share and $4 (the estimated fair market value per share) aggregates $525,000 and will be charged to operations ratably over the period from July 1, 1996 to June 30, 1998. The corresponding credit will be to paid-in capital.

NOTE B - SUMMARY OF ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

     1.   Revenue Recognition

          Revenue is recognized upon shipment of products to customers.

     2.   Inventories

          Inventories are stated at the lower of cost or market; cost is determined using the first-in, first-out method.

     3.   Property, Plant and Equipment

          Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives which range from three to seven years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

                                 Amplidyne, Inc.

                           December 31, 1994 and 1995
  (Amounts and information applicable to June 30, 1995 and 1996 are unaudited)

NOTE B (continued)

     4.   Income Taxes

          The Company accounts for income taxes under SFAS No. 109. This statement requires, among other things, an asset and liability approach for financial accounting and reporting for deferred income taxes. In addition, the deferred tax liabilities and assets are required to be adjusted for the effect of any future changes in the tax laws or rates. Deferred income taxes arise from temporary differences resulting in the basis of assets and liabilities for financial reporting and income tax purposes.

     5.   Concentrations of Credit Risk and Economic Dependency

          Statement of Financial Accounting Standards No. 105 ("SFAS No. 105") requires the disclosure of significant concentrations of credit risk, regardless of the degree of such risk. Financial instruments, as defined by SFAS No. 105, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable.

          The Company's customers are generally large, international, original equipment manufacturers (OEM's). A relatively few customers account for a substantial portion of the Company's revenues and accounts receivable.

          During 1994, one customer accounted for approximately 66% of net sales, whereas in 1995 four customers accounted for 61% of net sales (18%, 17%, 15% and 11%). Export sales in 1995 accounted for approximately 30% of net sales and were primarily to the United Kingdom and Spain. In 1994, export sales were less than 10%. For the six months ended June 30, 1996, one customer accounted for 33% of net sales. Export sales for the same period were 58%.

          In addition, the Company is dependent on a limited number of suppliers for key components used in the Company's products (primarily power transistors). If the Company is unable to obtain sufficient quantities of these components, it could have a materially adverse effect on the Company's business, financial condition, results of operations and ability to fulfill customer orders.

                                 Amplidyne, Inc.

                           December 31, 1994 and 1995
  (Amounts and information applicable to June 30, 1995 and 1996 are unaudited)

NOTE B (continued)

     6.   Accounting Estimates

          In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     7.   Accounting Pronouncements Not Yet Adopted

          SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," is required to be implemented in 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of that loss would be based on the fair value of the asset. The Company believes that implementation of this statement will not have any material effect on its financial position.

          SFAS No. 123, "Accounting for Stock-Based Compensation," is also required to be implemented in 1996 and introduces a choice of the method of accounting used for stock-based compensation. Entities may use the "intrinsic value" method currently based on APB No. 25 or the new "fair value" method contained in SFAS No. 123. The Company has selected the intrinsic value method.

     8.   Unaudited Interim Financial Data

          The accompanying unaudited financial statements as of June 30, 1996 and 1995 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results to be expected for the year.

                                 Amplidyne, Inc.

                           December 31, 1994 and 1995
  (Amounts and information applicable to June 30, 1995 and 1996 are unaudited)

NOTE B (continued)

     9.   Deferred Registration Costs

          Deferred registration costs represent certain direct fees incurred in connection with this public offering. Such amounts will be accounted for as a reduction of proceeds. In the event the offering is not completed, these amounts will be charged to operations.

NOTE C - PUBLIC OFFERING AND RESERVED SHARES

     The Company intends to sell 1,200,000 shares of common stock at a proposed public offering price of $5.00 per share and 1,200,000 warrants at a proposed public offering price of $.10 per warrant. The final offering price will be set immediately prior to the signing of an Underwriter Agreement with Patterson Travis, Inc. Patterson Travis will have the option to purchase up to 180,000 additional shares to cover overallotments.

     In addition, the Company intends to issue to the Underwriter warrants to purchase an aggregate 10% of the amount of common stock and warrants offered to the public, exclusive of exercise of any portion of the overallotment option (the "Underwriter's Warrants"). The Underwriter's Warrants entitle the holder thereof to purchase one share and one warrant at prices per share and per warrant equal to 120% of the public offering prices of the common stock and warrants and shall be exercisable for a period of four years commencing one year after the effective date of the contemplated registration statement.

     The Company also issued 250,000 options and 300,000 options in March and April 1996, respectively, to noteholders (Note D) whereby each option entitles the holder to purchase one share of common stock at $2.50, exercisable until December 31, 1998.

     An incentive option plan and stock appreciation rights ("SARs") were authorized prior to the public offering whereby options could be granted to purchase no more than 1,500,000 shares of common stock at exercise prices no less than fair market value as of date of grant. In May 1996, 267,000 options were granted to approximately forty employees of the Company. The options are

                                 Amplidyne, Inc.

                           December 31, 1994 and 1995
  (Amounts and information applicable to June 30, 1995 and 1996 are unaudited)

NOTE C (continued)

     exercisable at $4.00 per share (estimated fair market value). In June 1996, 1,000,000 options were granted to the principal shareholder. The options are exercisable at $4.00 per share (estimated fair market value).

     In May 1996, 30,000 options were granted to a key employee of the Company. The options are exercisable at $1 per share and vest ratably over a three-year period. Approximately $90,000 of compensation expense will be charged to operations over the three-year period of vesting.

     Also, in December 1995, the Company granted to two officers options to purchase an aggregate 200,000 shares at $.10 per share (Note A). The options were exercised in full in April 1996. The Company also granted warrants to these officers in December 1995 to purchase 350,000 shares at $2.50 per share, exercisable over a two-year period from July 1, 1996 to June 30, 1998.

     The following table summarizes shares of common stock reserved for issuance (assuming the overallotment option is not exercised):

                                                                         Number
                                                                       of shares
               Reserved for                                             issuable
               ------------                                            ---------

        Underwriters' warrants                                           240,000
        Options to noteholders (March)                                   250,000
        Options to noteholders (April)                                   300,000
        Shares reserved for stock option and SARs plan                 1,500,000
        Warrants to officers                                             350,000
        Options to employees (May)                                        30,000
                                                                       ---------
                                                                       2,670,000
                                                                       =========

                                 Amplidyne, Inc.

                           December 31, 1994 and 1995
  (Amounts and information applicable to June 30, 1995 and 1996 are unaudited)

NOTE D - PRIVATE PLACEMENT


     In March 1996, the Company issued, in a private placement, ten units at $50,000 per unit, resulting in proceeds of $480,000, which is net of expenses of $20,000. Each unit consists of 25,000 shares of common stock, par value $.0001 per share, 25,000 options each to purchase one share of common stock at a price equal to $2.50 per share, exercisable until December 31, 1998, and an 8% promissory note in the principal amount of $25,000 due on the earlier of (i) March 15, 1997 or (ii) the closing of the Company's initial public offering.

     In April 1996, the Company issued an additional twelve units at $50,000 per unit, resulting in proceeds of $600,000. Each unit consists of 25,000 shares of common stock at $1 per share, par value of $.0001 per share, 25,000 options each to purchase one share of common stock at a price equal to $2.50 per share, exercisable until December 31, 1998, and an 8% promissory note in the principal amount of $25,000 due on the earlier of:
     (i) March 15, 1997 or (ii) the closing of the Company's initial public offering.

     The difference between the $1.00 per share purchase price and the fair market value price of $4.00 per share ($3.00 per share) aggregating $1,650,000 for the March and April private placements will be charged to operations over the expected term of the debt (to September 30, 1996) with a corresponding credit to paid-in capital.

     The difference between the option price of $2.50 per share and the fair market value price of $4.00 per share ($1.50 per share) aggregates $825,000 for the March and April private placements and will be charged to operations over the expected term of the debt (to September 30, 1996) with a corresponding credit to paid-in capital.

     The total financing cost resulting from the above stock transaction is $2,475,000 ($1,125,000 relating to March and $1,350,000 relating to April), which will be charged in the first quarter ($281,250) and second and third quarters ($1,096,875 each in the second and third quarters) of 1996.

                                 Amplidyne, Inc.

                           December 31, 1994 and 1995
  (Amounts and information applicable to June 30, 1995 and 1996 are unaudited)

NOTE E - INCOME TAXES

     The Company filed its Federal income tax and New Jersey corporation business tax returns on the basis of a September 30 year-end. The Company intends to change its tax year and to conform to its financial reporting year-end.


     The provision (benefit) for income taxes consists of:

                                Year ended December 31,
                            ------------------------------
                              1994                  1995
                            --------              --------

     Federal                $(19,403)
     State                     4,143              $     50
                            --------              --------
                            $(15,260)             $     50
                            ========              ========

     The 1994 Federal benefit results from carryback of net operating losses to prior tax years. New Jersey tax law does not allow a carryback of net operating losses. The 1994 New Jersey tax expense relates to tax on income reported in tax year-end September 30, 1994.

     The principal components of the Company's Federal and state deferred tax assets relate to net operating loss carryovers. At December 31, 1995, the Company's Federal net operating loss carryovers is approximately $814,000, the New Jersey net operating loss carryover is approximately $984,000.

     Because of uncertainty in the Company's ability to utilize the net operating loss carryovers, a full valuation allowance has been provided. Approximately $400,000 of such net operating losses arise from deductions relating to stock and options. If and to the extent tax benefits relating to stock and options are realized, such benefits will be credited to operations to the extent of amounts previously charged to operations.

     Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss and other credit carryforwards when an ownership change, as defined by the tax law, occurs. Generally, this occurs when a greater than 50 percentage point change in ownership occurs. Accordingly, the actual utilization of the net operating loss carryforwards and other deferred tax assets for tax purposes may be limited annually under Code
     Section 382 to a percentage (about 6%) of the fair market value of the Company at the time of any such ownership change.

                                 Amplidyne, Inc.

                           December 31, 1994 and 1995
  (Amounts and information applicable to June 30, 1995 and 1996 are unaudited)

NOTE E (continued)

     The Company's tax provision (benefit) differs from the expected statutory rate principally due to the impact of state income and minimum taxes, increases in valuation allowance and impact of surtax exemptions.

NOTE F - LEASE OBLIGATIONS


     The Company has capital leases for certain equipment for use in its research and development activities. Since the equipment is deemed to have no alternative future use or economic value, the discounted present value of such leases has been expensed to research, engineering and development at lease inception. The total amount expensed relating to research and development was $143,000 and $20,000 for the years ended December 31, 1995 and 1994, respectively, and $273,000 for the six months ended June 30, 1996. At June 30, 1996, $188,855 of lease obligations related to other office equipment not related to research, engineering and development activities.


     Future minimum lease payments on these leases are as follows:

                                                 December 31,    June 30,
                                                    1995          1996
                                                 ------------  -----------
                                                                (unaudited)

        1996                                      $  90,360    $ 191,479
        1997                                         73,169      264,160
        1998                                                     126,635
        1999                                                      53,386
        2000                                                       6,781
        Thereafter                                                   525
                                                  ---------    ---------
                                                    163,529      642,966
        Less amount representing interest           (15,713)     (80,575)
                                                  ---------    ---------
        Present value of minimum lease payments   $ 147,816    $ 562,391
                                                  =========    =========

                                 Amplidyne, Inc.

                           December 31, 1994 and 1995
  (Amounts and information applicable to June 30, 1995 and 1996 are unaudited)

NOTE G - COMMITMENTS AND CONTINGENCIES

     1. Operating Leases


          The Company leases office and manufacturing space and various equipment under operating leases expiring through 2000.

          The following is a schedule, by calendar year, of future minimum lease payments under operating leases having remaining terms in excess of one year as of December 31, 1995:

                        Year ending December 31,
                          1996                           $179,888
                          1997                            216,138
                          1998                            177,592
                          1999                             42,000
                                                         --------
                                                         $615,618
                                                         ========

          Total expenses for all operating leases was $168,000 and $129,000 for the years ended December 31, 1994 and 1995, respectively, and $70,000 for the six months ended June 30, 1996.

          During March 1996, the Company entered into a lease agreement for approximately 21,000 square feet of additional office and manufacturing space. The lease term commenced May 1, 1996 and is for a three-year period ending April 30, 1999. The annual rental is $168,000 plus the Company's share of real estate taxes, utilities and other occupancy costs. The Company has the option to renew the lease for another three-year term so long as it exercises its option to lease the entire building (36,405 square feet).

          The Company is still obligated, until October 31, 1997, under its lease for its previous 6,000 square-foot office location. This location may be utilized by the Company as its mechanical workshop or it may be sublet. The total remaining commitment is approximately $73,000, which includes estimated real estate and other occupancy cost.

                                 Amplidyne, Inc.

                           December 31, 1994 and 1995
  (Amounts and information applicable to June 30, 1995 and 1996 are unaudited)

NOTE G (continued)

     2.   Bank Line of Credit

          During May 1995, the Company obtained a bank line of credit of $250,000 to meet short-term liquidity requirements. The line expired

          January 31, 1996 but was extended to July 31, 1996. At December 31, 1995, $230,000 was outstanding. Interest is payable at 1% above prime (9.5% at December 31, 1995) and the loan is collateralized by accounts receivable, inventory and equipment.

     3.   Employment Agreements

          Commencing May 1, 1996, the Company entered into three five-year employment agreements with its Chairman, its Vice President of Sales and Marketing and its Secretary. The agreements call for aggregate annual base salaries of $312,000, plus certain employee benefits.

NOTE H - LOSS PER SHARE

     All shares, warrants and options issued or granted within the past twelve months at prices lower than the initial public offering price ($5 per share) are considered, for purposes of calculating loss per share, to be outstanding for all periods presented. Accordingly, loss per share amounts are based upon the weighted average number of shares outstanding (2,850,000 shares) for each period presented plus the effect of below market warrants and options calculated based on the treasury stock approach (337,500 shares for each period presented). The total shares outstanding for purposes of loss per share calculations is 3,187,500.

NOTE I - STOCKHOLDER LOAN

     During 1994, 1995 and 1996, the Company's president and principal shareholder advanced funds to the Company for operating needs. Amounts so advanced were without interest and are expected to be repaid in full from the proceeds of the contemplated initial public offering.

     Effective March 31, 1996, $125,716 of stockholder loans was forgiven and contributed to capital.

                                 Amplidyne, Inc.

                           December 31, 1994 and 1995
  (Amounts and information applicable to June 30, 1995 and 1996 are unaudited)

NOTE J - SUPPLEMENTAL CASH FLOW DISCLOSURES

     The Company acquired equipment under capital lease obligations totalling $198,110 during the six months ended June 30, 1996.


NOTE K - SUBSEQUENT EVENT


     During September 1996, the Company raised additional funds in the aggregate amount of $375,000 by issuance of 8% per annum promissory notes. Such notes are payable upon the earlier of March 15, 1997 or the closing of the Company's initial public offering. In addition, warrants were granted for the purchase of 187,500 shares of common stock at an exercisable price of $2.50 per share. The proceeds were used for working capital needs.

      No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Prospectus Summary.................................................
The Company........................................................
The Offering.......................................................
Summary Financial .................................................
  Information......................................................
Risk Factors.......................................................
Use of Proceeds....................................................
Dilution...........................................................
Capitalization.....................................................
Dividend Policy....................................................
Selected Financial Data............................................
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations.......................................................
Business...........................................................
Management.........................................................
Principal Stockholders.............................................
Certain Transactions...............................................
Description of
 Securities........................................................
Selling Securityholders............................................
Underwriting.......................................................
Experts............................................................
Legal Matters......................................................
Available Information..............................................

Glossary of Terms..................................................

Financial Statements...............................................


Until ______, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                        1,200,000 Shares of Common Stock
                        1,200,000 Redeemable Common Stock
                                Purchase Warrants

                                 AMPLIDYNE, INC.



                                   ----------

                                   PROSPECTUS

                                   ----------

                             Patterson Travis, Inc.

                                  _______, 1996

                   SUBJECT TO COMPLETION, DATED ________, 1996

SELLING
SECURITYHOLDERS
PROSPECTUS

                                 AMPLIDYNE, INC.

                         550,000 Shares of Common Stock

      This Prospectus relates to the sale of 550,000 shares of common stock, $.0001 par value per share ("Common Stock" or "Shares") of Amplidyne, Inc. (the "Company" or "Amplidyne") underlying options granted to certain stockholders, hereinafter collectively referred to as the "Selling Securityholders." The Company will not receive any of the proceeds on the sale of the securities by the Selling Securityholders. The securities held by the Selling Securityholders may not be sold until twelve (12) months from the date of this Prospectus, subject to earlier release at the sole discretion of Patterson Travis, Inc. the representative of the several underwriters of the Company's initial public offering (the"Representative"). Such consent may not be given for a period of six (6) months from the date of this Prospectus. The Representative may release the transfer restrictions regarding the securities held by the Selling Securityholders at any time after all securities subject to the Over-Allotment Option (as hereinafter defined) have been sold or such option has expired. The resale of the securities of the Selling Securityholders are subject to Prospectus delivery and other requirements of the Securities Act of 1933, as amended (the "Act"). Sales of such securities or the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby. See "Selling Securityholders" and "Risk Factors - Shares Eligible for Future Sale May Adversely Affect the Market."

      The Company has applied for inclusion of its Common Stock and Redeemable Common Stock Purchase Warrants ("Warrants") on The Nasdaq Small Cap Market, although there can be no assurances that an active trading market will develop even if the securities are accepted for quotation or that the Company will maintain certain minimum criteria established by Nasdaq for continued quotation. See "Risk Factors No Prior Public Market; Potential Limited Trading Market; Possible Volatility of Stock Price."

      The securities offered by this Prospectus may be sold from time to time by the Selling Securityholders, or by their transferees. No underwriting arrangements have been entered into by the Selling Securityholders. The distribution of the securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with sales of such securities.

      The Selling Securityholders and intermediaries through whom such securities may be sold may be
deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Act.

      All costs incurred in the registration of the securities of the Selling Securityholders are being borne by the Company. See "Selling Securityholders."

      On the date hereof the Company commenced a public offering of 1,200,000 shares of Common Stock and 1,200,000 Warrants. See "Company Offering."
                             _____________________

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" WHICH BEGIN ON PAGE ____ AND "DILUTION."

                             _____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is _____________, 1996


                                     Alt - 2

                                  THE OFFERING

Securities Offered(1)         550,000 shares of Common Stock, $.0001 par value.
                              See Description of Securities.

Securities Outstanding Prior
  to Company Offering         2,850,000 Shares

Securities Outstanding
 Subsequent to
  Company Offering......      4,050,000 Shares
            ............      1,200,000 Warrants

Use of Proceeds.........      The Company will not receive any of the proceeds
                              of the offering of the securities offered hereby by the Selling Securityholders.

Risk Factors............      The securities are subject to a high degree of
                              risk and substantial dilution. See "Risk Factors" and "Dilution".


Proposed Nasdaq SmallCap
 Market Symbols(3)......      Common Stock - AMPD; Warrants - AMPDW

----------
(1) Concurrently with this Offering, the Company is offering 1,200,000 shares of Common Stock and 1,200,000 Warrants. See "Company Offering."


                                     Alt - 3

                                    ALTERNATE

                                COMPANY OFFERING

      On the date of this Prospectus, a Registration Statement under the Act with respect to an underwritten public offering (the "Offering") of 1,200,000 shares of Common Stock and 1,200,000 Warrants by the Company was declared effective by the Securities and Exchange Commission ("SEC"), and the Company commenced the sale of Shares offered thereby. Sales of securities under this Prospectus by the Selling Securityholders or even the potential of such sales may have an adverse effect on the market price of the Company's securities.

                             SELLING SECURITYHOLDERS

      The registration statement of which this Prospectus forms a part covers the registration and sale of 550,000 shares of Common Stock underlying options granted to certain stockholders of the Company, hereinafter collectively referred to as the "Selling Securityholders." The Company will not receive any of the proceeds on the sale of the securities by the Selling Securityholders. The securities held by the Selling Securityholders may not be sold until twelve
(12) months from the date of this Prospectus, subject to earlier release at the sole discretion of the Representative. Such consent may not be given for a period of six (6) months from the date of this Prospectus. The resale of the securities by the Selling Securityholders is subject to Prospectus delivery and other requirements of the Act.

      The following table sets forth the holders of the shares of Common Stock which are being offered by the Selling Securityholders, the number of shares owned before the Offering, the number of shares being offered and the number of shares and the percentage of the class to be owned after the Offering is complete.

================================================================================
    Name                  Shares of     Shares of  Shares of    Percentage of
                          Common        Common     Stock        Class After
                          Stock Owned   Stock      Owned        Offering (2)
                          Before        Offered    After
                          Offering (1)  Hereby     Offering
--------------------------------------------------------------------------------
Robert Karsten            25,000        12,500     12,500                 .28
--------------------------------------------------------------------------------

Ronny Doran               12,500         6,250      6,250                 .14
--------------------------------------------------------------------------------
Joseph Giamanco           50,000        25,000     25,000                 .56
--------------------------------------------------------------------------------
Marvin Ginsberg           25,000        12,500     12,500                 .28
--------------------------------------------------------------------------------
Gerald Kay                50,000        25,000     25,000                 .56
--------------------------------------------------------------------------------
Jerome Belson             50,000        25,000     25,000                 .56
--------------------------------------------------------------------------------
Robert Wax                25,000        12,500     12,500                 .28
--------------------------------------------------------------------------------
Bernice Brauser           50,000        25,000     25,000                 .56
--------------------------------------------------------------------------------
Milton Greiss             18,750         9,375      9,375                 .21
--------------------------------------------------------------------------------


                                     Alt - 4

--------------------------------------------------------------------------------
Evan Stern                18,750         9,375      9,375                 .21
--------------------------------------------------------------------------------
Bircherest Industries     50,000        25,000     25,000                 .56
--------------------------------------------------------------------------------
Wellington                12,500         6,250      6,250                 .14
Corporation, N.V
--------------------------------------------------------------------------------
Jaminsville               31,250        15,625     15,625                 .36
  Corporation, N.V.
--------------------------------------------------------------------------------
Carol Shiller             50,000        25,000     25,000                 .28
--------------------------------------------------------------------------------
Chana Sasha Foundation    50,000        25,000     25,000                 .28
--------------------------------------------------------------------------------
Katherine Gaston          12,500         6,250      6,250                 .14
--------------------------------------------------------------------------------
Phil Lifschitz            50,000        25,000     25,000                 .56
--------------------------------------------------------------------------------
Alan Grodko               25,000        12,500     12,500                 .28
--------------------------------------------------------------------------------
Israel Cohen              25,000        12,500     12,500                 .28
--------------------------------------------------------------------------------
Jeffrey Grodko            25,000        12,500     12,500                 .28
--------------------------------------------------------------------------------
General Capital
  Associates              50,000        25,000     25,000                 .56
--------------------------------------------------------------------------------
Quad Capital Partners     50,000        25,000     25,000                 .56
--------------------------------------------------------------------------------
ATM Partners              25,000        12,500     12,500                 .28
--------------------------------------------------------------------------------

The Bridge Fund N.V.      18,750         9,375      9,375                 .21
--------------------------------------------------------------------------------
Alan Cohen                25,000        12,500     12,500                 .14
--------------------------------------------------------------------------------
Raymond Agoglia           25,000        12,500     12,500                 .14
--------------------------------------------------------------------------------
Isaac Dweck              100,000        50,000     50,000                 .56
--------------------------------------------------------------------------------
Universal Partners, L.P.  50,000        25,000     25,000                 .28
--------------------------------------------------------------------------------
Michael Rubin             25,000        12,500     12,500                 .14
--------------------------------------------------------------------------------
Tissera Overseas          50,000        25,000     25,000                 .28
  Fund N.V
--------------------------------------------------------------------------------
Diane Weiser              25,000        12,500     12,500                 .14
--------------------------------------------------------------------------------
Total                  1,100,000       550,000    550,000               12.50
================================================================================

(1) Includes shares of Common Stock underlying the 550,000 options.

(2) Assumes the exercise of the 550,000 options, the sale of the Common Stock issuable upon exercise thereof and the sale of the 1,200,000 shares of Common Stock offered by the Company.


                                     Alt - 5

                              PLAN OF DISTRIBUTION

      The securities offered hereby may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters (including the Representative) dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. The securities offered by the Selling Securityholders may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

      At the time a particular offer of securities is made by or on behalf of a Selling Securityholders, to the extent required, a Prospectus will be distributed which will set forth the number of shares being offered and the terms of the Offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for sales purchased from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

      Sales of securities by the Selling Securityholders or even the potential of such sales would likely have an adverse effect on the market prices of the securities offered hereby. See "Company Offering."

      No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful.

                                   __________

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Prospectus Summary.....................................................
The Company............................................................
The Offering...........................................................
Summary Financial .....................................................
  Information..........................................................
Risk Factors...........................................................
Use of Proceeds of Company
 Offering   ...........................................................
Dilution...............................................................
Capitalization.........................................................
Dividend Policy........................................................
Selected Financial Data................................................
Management's Discussion and
Analysis of Financial
 Condition and Results of
 Operations............................................................
Business...............................................................
Management.............................................................
Principal Stockholders.................................................
Certain Transactions...................................................
Description of
 Securities............................................................
Company Offering.......................................................
Selling Securityholders................................................
Plan of Distribution...................................................
Experts................................................................
Changes in Accountants.................................................
Legal Matters..........................................................
Available Information..................................................

Glossary of Terms......................................................

Financial Statements...................................................

Until ___, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                    ALTERNATE

                                   ___________
                                   ___________
                                   ___________

                                 AMPLIDYNE, INC.

                                   ----------

                                   PROSPECTUS

                                   ----------

                                  _______, 1996


                                   __________


                                     Alt - 7

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      In connection with the Offering, the Underwriter agreed to indemnify the Company, its directors, and each person who controls it within the meaning of
Section 15 of the Act with respect to any statement in or omission from the registration statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the Underwriter specifically for or in connection with the preparation of the registration statement, the prospectus, or any such amendment or supplement thereto.

      Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers.

      The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of Stockholders or otherwise.

      Article Ninth of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the Delaware General Corporation Law and Article Tenth provides for indemnification of officers and directors.

      The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      The Company does not currently have any liability insurance coverage for its officers and directors.

Items 25. Other Expenses of Issuance and Distribution.

      The estimated expenses in connection with this Offering are as follows:

      SEC filing fee......................      $  6,731.37
      The Nasdaq Small Cap Market
        filing fee........................      $ 10,000.00

      NASD filing fee.....................      $  2,452.25
      Accounting fees and expenses*......       $ 75,000.00
      Legal fees and expenses*............      $ 90,000.00
      Blue Sky fees and expenses*.........      $ 45,000.00

      Printing and engraving*.............      $ 40,000.00
      Transfer Agent's and Registrar's fee      $  3,500.00
      Miscellaneous expenses*.............      $ 27,316.38

      Total...............................      $300,000.00
                                                ===========

----------
* Estimated

Item 26. Recent Sales of Unregistered Securities.

      The following information sets forth all securities of the Company sold by it since inception, which securities were not registered under the Securities Act of 1933, as amended. There were no underwriting discounts and commissions paid in connection with the issuance of any shares of Common Stock prior to the date of this Registration Statement.

      All of the sales of securities prior to the date hereof were made in reliance upon Section 4(2) of the 1933 Act, which provides exemption for transactions not involving a public offering. All certificates are "restricted securities" and bear a restrictive legend. See "Description of Securities - Shares Eligible for Future Sale."

      The Company was incorporated on December 14, 1995 pursuant to the laws of the State of Delaware as the successor to Amplidyne, Inc., a New Jersey corporation ("Amplidyne-NJ"), which was incorporated in October 1988. The Company was organized to effectuate a reincorporation of Amplidyne-NJ with and into the Company on December 22, 1995. In connection with the merger, each share of Amplidyne-NJ common stock (a total of 100) was converted into 21,000 shares of the Company's Common Stock, resulting in the issuance of 2,100,000 shares of Common Stock.


      In December 1995, the Company offered for sale an aggregate of 200,000 shares of its Common Stock to two officers (Harris Freedman and Sharon Will) at a purchase price of $.10 per share (an aggregate purchase price of $20,000). Such shares were purchased in April 1996.



      Between January and February 1996 the Company sold an aggregate of 250,000 shares of Common Stock to the following persons: Robert Karsten (12,500), Ronny Doran (6,250), Joseph Giamanco (25,000), Marvin Ginsberg (12,500), Gerald Kay

(25,000), Jerome Belson (25,000), Robert Wax (12,500), Bernice Brauser (25,000) Milton Greiss (9,375), Evan Stern (9,375), Birchcrest Industries (25,000), Wellington Corporation, N.V. (6,250), Jaminsville Corporation, N.V. (6,250), Carol Shiller (25,000) and Chana Sasha Foundation (25,000). The sales of these shares of Common Stock were in connection with a $500,000 private financing in which the Company issued promissory notes in the aggregate amount of $250,000, 250,000 shares of Common Stock and 250,000 options to purchase Common Stock at $2.50 per share. The promissory notes accrue interest at 8% per annum. The principal and accrued interest are payable on the earlier of (i) March 15, 1997 or (ii) the closing of this Offering. See "Use of Proceeds." The options are immediately exercisable until December 31, 1998. The shares of Common Stock underlying the options are being registered hereunder. See "Selling Securityholders."

      In April 1996 the Company sold an aggregate of 300,000 shares of Common Stock to the following persons: Katherine Gaston(6,250), Phil Lifschitz (25,000), Alan Grodko (12,500), Israel Cohen (12,500), Jeffrey Grodko (12,500),
Generation Capital Associates (25,000), Quad Capital Partners (25,000), ATM Partners (12,500), Jaminsville Corporation, N.V. (9,375), The Bridge Fund, N.V. (9,375), Alan Cohen (12,500) Raymond Agoglia (12,500), Isaac Dweck (50,000),
Universal Partners, L.P. (25,000) Michael Rubin (12,500), Tissere Overseas Fund, N.V. (25,000) and Diane Weiser (12,500). The sales of these shares of Common Stock were in connection with a $600,000 private financing in which the Company issued promissory notes in the aggregate amount of $300,000, 300,000 shares of Common Stock and 300,000 options to purchase Common Stock at $2.50 per share. The promissory notes accrue interest at 8% per annum. The principal and accrued interest are payable on the earlier of (i) March 15, 1997 or (ii) the closing of this Offering. See "Use of Proceeds." The options are immediately exercisable until December 31, 1998. The shares of Common Stock underlying the options are being registered hereunder. See "Selling Securityholders."


Item 27. Exhibits.
         ---------

  1.1    Form of Underwriting Agreement

  1.2    Form of Selected Dealer Agreement


  1.3    Form of Agreement Among Underwriters**


  3.1    Certificate of Incorporation of the Company

  3.2    Certificate of Merger (Delaware)


  3.3    Certificate of Merger (New Jersey)

  3.4    Agreement and Plan of Merger

  3.5    By-Laws of the Company

  4.1    Specimen Certificate for shares of Common Stock

  4.2    Specimen Certificate for Warrants *

  4.3    Form of Underwriter's Purchase Option

  4.4    Form of Warrant Agreement


  5.1    Opinion of Bernstein & Wasserman, LLP, counsel to the Company**


10.1     1996 Incentive Stock Option Plan

10.2     Employment Agreement between the Company and Devendar S. Bains

10.3     Employment Agreement between the Company and Tarlochan Bains

10.4     Employment Agreement between the Company and Nirmal Bains

10.5 Agreement of Lease for Premises located at 144 Belmont Drive, Somerset, New Jersey 08873

10.6 Agreement of Lease for Premises located at Unit 9, Building 7, Ilene Court, Belle Mead, New Jersey 08502


10.7     Agreement between the Company and Electronic Marketing Associates,
         Inc.*



10.8     Agreement between the Company and Link Microtek Limited.*



10.9     Agreement between the Company and ENS Engineering.*



10.10    Employment Agreement between the Company and Harris Freedman.*




10.11    Employment Agreement between the Company and Sharon Will.*



10.12 Form of Lockup Agreement with Officers, Directors and 5% or Greater Shareholders.*



10.13    Form of Lockup Agreement with Selling Securityholders.*



23.1     Consent of Bernstein & Wasserman, LLP (included in Exhibit 5.1)**



23.2     Consent of Grant Thornton, LLP,  Independent Certified Public
         Accountants.*


----------

*  Filed herewith.


** To be filed by Amendment.


Item 28. Undertakings.

      (a)  Rule 415 Offering

      The undersigned Registrant will:

      1. File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

      (i)   Include any prospectus required by Section 10(a)(3) of the Act;

      (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) Include any additional or changed material information on the plan of distribution.


      2. For determining liability under the Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (b)  Equity Offerings of Nonreporting Small Business Issuers

      The undersigned Registrant will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      (c)  Indemnification

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions referred to in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) Rule 430A

      The undersigned Registrant will:

      1. For determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this Registration Statement as of the time the Commission declared it effective.

      2. For any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that the Offering of the securities at that time as the initial bona fide Offering of those securities.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in New York, New York on October 10, 1996.


                                          AMPLIDYNE, INC.


                                          By: /s/ Devendar S. Bains
                                             ----------------------
                                             Name:  Devendar S. Bains
                                             Title:  Chief Executive Officer,
                                             President, Treasurer, Principal
                                             Accounting Officer and Director

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendments thereto has been signed below by the following persons in the capacities and on the dates indicated.

  Signature                   Title                         Date
  ---------                   -----                         ----


/s/ Devendar S. Bains      Chief Executive Officer,      October 10, 1996
---------------------      President, Treasurer,
  Devendar S. Bains        Principal Accounting Officer
                           and Director



/s/ Tarlochan Bains        Vice President and Director   October 10, 1996
-------------------
  Tarlochan Bains



/s/ Nirmal Bains           Secretary                     October 10, 1996
----------------
  Nirmal Bains



/s/ Robert S. Benou        Director                      October 10, 1996
-------------------
  Robert S. Benou